EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

DEALERTRACK, INC.,

CLICKMOTIVE, LP,

CM GENERAL, LLC,

THE LIMITED PARTNERS WHO ARE PARTIES HERETO

AND

STUART LLOYD, AS THE SELLERS’ REPRESENTATIVE

DATED AS OF OCTOBER 1, 2012

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(continued)

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(continued)

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(continued)

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SCHEDULES

Schedule 1.1(a)	-	Knowledge
Schedule 1.1(b)	-	Permitted Liens
Schedule 1.1(c)	-	Seller Expenses
Schedule 2.6	-	Contingent Payment
Schedule 4.1(b)	-	Organization and Qualification
Schedule 4.2(a)	-	Capitalization of the Company
Schedule 4.2(b)	-	Company Interest in Other Persons
Schedule 4.4(a)	-	Financial Statements
Schedule 4.4(b)	-	Exceptions to GAAP in Financial Statements
Schedule 4.4(c)		Exceptions to GAAP Liabilities
Schedule 4.5	-	Company Consents and Approvals
Schedule 4.6(a)	-	Material Contracts
Schedule 4.6(b)	-	Material Contract Exceptions
Schedule 4.7	-	Absence of Changes
Schedule 4.8	-	Litigation
Schedule 4.9	-	Compliance with Applicable Law
Schedule 4.10(a)	-	Employee Benefit Plans
Schedule 4.10(d)	-	Multiemployer Plans
Schedule 4.10(f)	-	Other Payment Plans; Severance Payments
Schedule 4.10(g)	-	Effect of Agreement
Schedule 4.10(h)	-	Pending Actions
Schedule 4.10(i)	-	Section 83 of the Code
Schedule 4.11	-	Environmental Matters
Schedule 4.12(a)	-	Company Registered IP
Schedule 4.12(b)	-	IP Contracts
Schedule 4.12(e)	-	IP Future Filings
Schedule 4.12(f)	-	Work Made for Hire Agreements
Schedule 4.12(g)	-	Software
Schedule 4.12(h)	-	Source Code to Third Parties
Schedule 4.12(i)	-	Open Source Materials
Schedule 4.13(a)	-	Collective Bargaining Agreements
Schedule 4.13(b)	-	Employment Proceedings
Schedule 4.13(c)	-	Employee Misclassifications
Schedule 4.13(d)	-	WARN Act
Schedule 4.14	-	Insurance
Schedule 4.15	-	Tax Matters
Schedule 4.17(a)	-	Leased Real Property
Schedule 4.18	-	Transactions with Affiliates
Schedule 4.19(a)	-	Standard Terms and Conditions of Sale
Schedule 4.19(b)	-	Services Agreements
Schedule 4.20	-	Customers
Schedule 5.1(b)	-	Seller Consents and Approvals
Schedule 6.3	-	Purchaser Consents and Approvals
Schedule 7.1	-	Conduct of Business of the Company
Schedule 7.10	-	Officer Resignations
Schedule 7.11(b)(ii)	-	Specified Company Employees
Schedule 7.13	-	Termination of Agreements
Schedule 7.14	-	Financial Statements and Reports
Schedule 8.2(c)	-	Closing Conditions
Schedule 8.2(h)(i)	-	Required Consents

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Schedule 8.2(h)(ii)	-	Required Notices
Schedule 8.3(d)(iii)	-	Letters to Certain Employees

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EXHIBITS

Exhibit A	-	Example Statement of Closing Working Capital
Exhibit B	-	Escrow Agreement
Exhibit C	-	Pro Rata Shares of the Sellers
Exhibit D	-	Form of Assignment of Interests
Exhibit E	-	Form of Intellectual Property Inventions Assignment Agreement
Exhibit F	-	Form of Grant-Back License

ANNEXES

Annex I	-	Inventia Assignment

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2012, is made by and among DealerTrack, Inc., a Delaware corporation (“Purchaser”), ClickMotive, LP, a Texas limited partnership (the “Company”), CM General, LLC, a Texas limited liability company and the general partner of the Company (the “General Partner”), Stuart Lloyd, Ray Myers, Timothy Clay, Colin Carter and McCombs Family Partners LTD (the “Limited Partners” and, together with the General Partner, the “Sellers”), and Stuart Lloyd, solely in his capacity as Sellers’ representative (the “Representative”). The Company, the General Partner, the Limited Partners, Purchaser, the Representative and the Sellers may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, prior to the date hereof, Inventia Solutions, LLC (“Inventia”) assigned to the Company, pursuant to a valid written agreement, all of its right, title and interest in and to all Software (as defined herein) and Intellectual Property (as defined herein) rights used in, necessary or relating to the business of the Company (the “Inventia Assignment”), a copy of which is attached hereto as Annex I;

WHEREAS, concurrent with entering into the Inventia Assignment, the Company and Inventia terminated in its entirety that certain Asset Purchase and Joint Ownership and Development Agreement dated as of May 17, 2007, by and between Inventia and the Company, as amended by the Amendment to the Asset Purchase Agreement dated June 27, 2012 (as amended by such Amendment dated June 27, 2012, the “Inventia Asset Purchase Agreement”);

WHEREAS, concurrent with the termination of the Inventia Asset Purchase Agreement, Inventia and each of Stuart Lloyd and Ray Myers terminated in their entirety their respective Member Intellectual Property Assignment Agreements, each dated as of June 27, 2012 and by and between Inventia and Stuart Lloyd and Ray Myers, respectively;

WHEREAS, the General Partner owns one hundred percent (100%) of the general partnership interests of the Company (the “GP Interests”) and the Limited Partners own one hundred percent (100%) of the limited partnership interests of the Company (the “LP Interests” and, together with the GP Interests, the “Interests”), which Interests constitute one hundred percent (100%) of the ownership interests of any kind or nature of the Company; and

WHEREAS, the General Partner and the Limited Partners desire to sell to Purchaser, and Purchaser desires to purchase from the General Partner and the Limited Partners, the GP Interests and the LP Interests, respectively, for the consideration and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“401(k) Plan” has the meaning set forth in Section 7.7.

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“2013 Business Revenue” has the meaning set forth in Schedule 2.6.

“2013 Business Revenue Target” has the meaning set forth in Schedule 2.6.

“2013 Contingent Payment” has the meaning set forth in Section 2.6(a).

“Accounting Firm” has the meaning set forth in Section 2.2(b)(ii)(B).

“Acquisition Transaction” has the meaning set forth in Section 7.5.

“Adjustment Time” means 11:59 p.m. (New York time) on the Business Day immediately preceding the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreement” has the meaning set forth in Section 4.18.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 7.2(c)(ii).

“Ancillary Documents” has the meaning set forth in Section 4.3.

“Applicable Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Assignment of Interests” has the meaning set forth in Section 3.2(c)(i).

“Bank of Texas” means BOFK, NA doing business as Bank of Texas.

“Business Day” means any day, other than a Saturday, Sunday or other day, on which commercial banks in New York City are permitted or required to close.

“Business Intellectual Property” means (a) all Intellectual Property owned by the Company (in whole or in part), including the Intellectual Property listed on Schedule 4.12(a), and (b) the Intellectual Property licensed to the Company under the IP Contracts or for which the Company has other valid rights to use.

“Business IP Contract” has the meaning set forth in Section 4.12(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim” has the meaning set forth in Section 11.1(a)(iv).

“Closing” has the meaning set forth in Section 3.1.

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“Closing Cash” means the aggregate amount of cash (other than cash which comprises media spend overage) of the Company as of the Adjustment Time.

“Closing Cash Payment” has the meaning set forth in Section 3.2(b)(iv).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Adjustment Time.

“Closing Statement” has the meaning set forth in Section 2.2(b)(ii)(A).

“Closing Working Capital” means the greater of (a) $0 and (b) an amount equal to Working Capital as of the Adjustment Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Employee” has the meaning set forth in Section 7.11(b)(i).

“Company Material Adverse Effect” means (x) a material adverse effect upon the ability of the Sellers, the Company or the Representative to fulfill their respective obligations hereunder or to consummate the transactions contemplated by this Agreement and the Ancillary Documents and (y) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, financial condition, liabilities, assets or results of operations of the Company, taken as a whole; provided, however, that for purposes of clause (y), any adverse result, occurrence, fact, change, event or effect, directly or indirectly, arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless such matter has a disproportionate effect on the Company relative to other businesses operating in the industry in which the Company operates, in which case any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred): (i) conditions affecting the United States economy generally, (ii) changes in the United States financial, banking or securities markets in general, (iii) changes in GAAP pursuant to which the Company is required to change prior accounting policies or practices, (iv) changes in any Applicable Law or interpretation thereof, (v) the public announcement or pendency of the transactions contemplated by this Agreement, or (vi) compliance with the terms of, or the taking of any action required by, this Agreement.

“Company Products” has the meaning set forth in Section 4.19(a).

“Company Registered IP” has the meaning set forth in Section 4.12(a).

“Company Services” has the meaning set forth in Section 4.19(b).

“Competing Business” has the meaning set forth in Section 7.11(a).

“Conditions Date” has the meaning set forth in Section 9.1(f).

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“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including information, observations and data concerning (i) the business or affairs of the Company (or its predecessors), (ii) Company Products, (iii) fees, costs and pricing structures, (iv) designs, specifications and models, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) all production methods, processes, technology and trade secrets, and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that is, through no act or failure to act on the part of the receiving party of such information, generally known or available to the public prior to the date of disclosure or use of such information.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of June 11, 2009, by and between Purchaser and the Company.

“Consideration” has the meaning set forth in Section 2.2(a).

“Contaminants” has the meaning set forth in Section 4.12(g).

“Contingent Payment Objection Notice” has the meaning set forth in Section 2.6(c).

“Contingent Payment Statement” has the meaning set forth in Section 2.6(b).

“Continuing Employees” has the meaning set forth in Section 7.16(a).

“Contract” means any written or oral contract, license, agreement, commitment, instrument or other legally binding obligation or arrangement to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Conversion” has the meaning set forth in Section 2.4.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, including all renewals and extensions thereof, and whether registered or unregistered, and registrations and applications for registration thereof.

“Customer Information” has the meaning set forth in Section 4.12(j).

“Debt Payoff Recipients” has the meaning set forth in Section 3.2(b)(i).

“Deductible” has the meaning set forth in Section 10.5(a)(i).

“Dell Agreement” shall mean that certain Master Lease Agreement effective as of November 30, 2010, by and between Dell Financial Services L.L.C. and the Company, including all schedules, exhibits, addenda, modifications and amendments thereto.

“Disputed Line Items” has the meaning set forth in Section 2.2(b)(ii)(B).

“DOL” refers to the Department of Labor.

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“Employee Benefit Plan” means, as the date hereof, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock or unit options, profits-interest awards, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or with respect to which the Company has or may in the future have any liability (contingent or otherwise).

“Environmental Laws” means all Applicable Laws and all orders, policies and guidelines of all Governmental Entities, in each case concerning pollution or protection of the environment, natural resources, and occupational health and safety, as such of the foregoing are enacted and in effect on or prior to the Closing Date, including CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is funded.

“Escrow Agent” means J.P. Morgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement dated as of the date hereof, by and among Purchaser, the Representative and the Escrow Agent, attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to $5,000,000, which amount has been funded by Purchaser on the date hereof into an account designated by the Escrow Agent as the Escrow Account, and shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account (which, for purposes of clarity, shall include any interest accrued on the Escrow Amount).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(b)(i).

“Estimated Consideration” has the meaning set forth in Section 2.2(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Final Consideration” has the meaning set forth in Section 2.2(b)(ii)(D).

“Financial Advisor” has the meaning set forth in Section 4.16.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fundamental Representations” has the meaning set forth in Section 10.1.

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“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning set forth in the introductory paragraph to this Agreement.

“Governing Document” means any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of an entity, and shall be deemed to include any partnership, stockholders’, members’, registration rights, voting and similar agreements regarding the rights or obligations of the equityholders of such entity.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal or (iv) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and any other U.S. or foreign securities exchange, futures exchange, commodities exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“GP Interests” has the meaning set forth in the recitals to this Agreement.

“Grant-Back License” means the License Agreement between the Company and Inventia in the form attached hereto as Exhibit F, to be entered into prior to the Closing, pursuant to which the Company shall grant a non-exclusive license of certain Intellectual Property to Inventia (subject to the terms and conditions of such License Agreement).

“Hazardous Materials” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, toxic waste, or toxic substance.

“Indebtedness” means, for any Person, without double counting, (a) all indebtedness or other obligations of such Person (i) for borrowed money or (ii) evidenced by notes, bonds or similar instruments (including the Notes), (b) obligations of such Person for the deferred purchase price of property or services, conditional sale obligations or title retention policies (excluding trade accounts payable), (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee (including all amounts payable but not paid under the Dell Agreement), (d) all obligations owed pursuant to any letter of credit or interest rate, currency swap or hedging agreement or transaction, (e) any of the foregoing obligations which is secured by a Lien on the property or assets of such Person, and (f) any of the foregoing for which such Person is liable as an obligor, guarantor, surety or otherwise.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Intellectual Property” means, as they exist anywhere in the world, (a) Copyrights, (b) Trademarks, (c) Software, (d) Trade Secrets, (e) Patents, (f) Internet Assets, and (g) all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the foregoing and the right to collect damages and proceeds therefrom.

“Interests” has the meaning set forth in the recitals to this Agreement.

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“Interim Tax Period” means with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Internet Assets” means all domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

“Inventia” has the meaning set forth in the recitals to this Agreement.

“Inventia Asset Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Inventia Assignment” has the meaning set forth in the recitals to this Agreement.

“IP Contracts” has the meaning set forth in Section 4.12(b).

“IP Representations” has the meaning set forth in Section 10.1.

“IRS” refers to the Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 4.12(l).

“Key Employee Sellers” shall mean each of Stuart Lloyd, Ray Myers, Timothy Clay and the General Partner.

“Key Employees” shall mean each of Stuart Lloyd, Ray Myers and Timothy Clay.

“Knowledge” means, (a) with respect to the Company, the current, actual knowledge of, or the knowledge that would reasonably be expected to be gained by any of the Key Employees or the individuals listed on Schedule 1.1(a) following reasonable inquiries of their respective direct reports, and (b) with respect to a Seller, the current, actual knowledge of, or the knowledge that would reasonably be expected to be gained by such Seller following reasonable inquiries.

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a)(i).

“Leased Real Property” has the meaning set forth in Section 4.17(a).

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, claim, option, right of first refusal, right of first offer, attachment, easement, covenant or other right, restriction or encumbrance of any kind, including any collateral security arrangement, conditional or installment sales agreement or other restriction of any kind (other than those created under applicable securities laws).

“Limitations Representations” has the meaning set forth in Section 10.1.

“Limited Partners” has the meaning set forth in the introductory paragraph to this Agreement.

“Loss Contract” has the meaning set forth in Section 4.19(b).

“Losses” has the meaning set forth in Section 10.2(a).

“LP Interests” has the meaning set forth in the recitals to this Agreement.

“Material Contracts” has the meaning set forth in Section 4.6(a).

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“McCombs” means McCombs Family Partners LTD.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Fundamental Representations” has the meaning set forth in Section 10.1.

“Notes” means (i) the principal amount of $0 outstanding as of August 31, 2012 under that certain Revolving Promissory Note between the Company and Bank of Texas for the maximum principal sum of $1,000,000, dated as of May 31, 2011 with a maturity date of May 30, 2013, as amended by the letter agreement dated September 25, 2012 to increase the principal amount of the Revolving Promissory Note to $2,000,000, and (ii) the principal amount of $1,425,000 outstanding as of August 31, 2012, under that certain Advancing Term Promissory Note between the Company and Bank of Texas for a maximum principal sum of $1,500,000, dated May 31, 2011 with a maturity date of May 30, 2016, which combined represent a total aggregate principal amount of $1,425,000 as of August 31, 2012 issued under that certain Loan Agreement between the Company and Bank of Texas, dated as of May 31, 2011, as amended by the letter agreement dated September 25, 2012.

“Notice of Claim” means a written notice that specifies in reasonable detail the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by an Indemnified Party.

“Notice of Disagreement” has the meaning set forth in Section 2.2(b)(ii)(B).

“Open Source Materials” has the meaning set forth in Section 4.12(i).

“Order” means any order, judgment, decision, decree, writ, injunction or other ruling entered or issued by any Governmental Entity.

“Overlap Industry” has the meaning set forth in Section 7.11(a).

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” means all patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted).

“Permits” has the meaning set forth in Section 4.9.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith Proceedings and for which adequate reserves under GAAP have been reserved on the balance sheet of the Company, (b) Liens for Taxes not yet due and payable, (c) Liens described on Schedule 1.1(b), (d) Liens relative to landlords’ and lessors’ interests under leases or rental agreements, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (f) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over leased real property and (g) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any information that identifies an individual or is deemed to be personal information under any Applicable Law.

“Pre-Closing Tax Period” means any tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means all liabilities for Taxes for the Pre-Closing Tax Period and the Interim Tax Period. For purposes of calculating such liability for the Interim Tax Period, the portion of any Tax that is allocable to the Interim Tax Period shall be deemed to equal: (a) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company closed as of the close of such date; (b) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (c) in the case of any Taxes not covered by clause (a) or clause (b), the amount of such Taxes for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of calendar days in the period ending on the Closing Date and (ii) the denominator of which is the number of calendar days in the entire Straddle Period.

“Privacy Policy” has the meaning set forth in Section 4.12(j).

“Proceeding” has the meaning set forth in Section 4.8.

“Pro Rata Share” means, with respect to each Seller, the percentage of Interests held by such Seller as set forth on Exhibit C.

“Purchase and Sale” has the meaning set forth in Section 2.1.

“Purchaser Indemnitee” has the meaning set forth in Section 10.2(a).

“Real Property Lease” has the meaning set forth in Section 4.17(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Release Amount” has the meaning set forth in Section 10.8(b).

“Release Date” has the meaning set forth in Section 10.1.

“Released Party” has the meaning set forth in Section 7.9.

“Releasing Party” has the meaning set forth in Section 7.9.

“Representative” has the meaning set forth in the introductory paragraph of this Agreement.

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“Representative Expenses” has the meaning set forth in Section 11.1(e).

“Representative Expenses Amount” means an amount equal to $200,000.

“Responsible Party” has the meaning set forth in Section 10.4(a).

“Schedules” means the disclosure schedules to this Agreement.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Controlled Proceeding” has the meaning set forth in Section 7.2(d)(ii).

“Seller Expense Recipients” has the meaning set forth in Section 3.2(b)(ii).

“Seller Expenses” means, without duplication, all of the fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of the Company, the Representative or the Sellers (in each case to the extent paid or payable by the Company) or for which the Company is otherwise liable in connection with the transactions contemplated by this Agreement and the Ancillary Documents (whether incurred or to be paid prior to, at or after Closing), including (i) the fees and expenses of the Company’s or the Representative’s respective bankers, counsel, accountants, advisors, agents and representatives, (ii) any success, change of control, special or other bonuses or similar amounts payable by the Company to any employee or director upon or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, and (iii) any fees and expenses and Losses set forth on Schedule 1.1(c).

“Seller Indemnitee” has the meaning set forth in Section 10.2(b).

“Software” means all computer software, including source code, object code, algorithms, formulas, methods, databases, comments, user interfaces, administration, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Specified Company Employee” has the meaning set forth in Section 7.11(b)(ii).

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Working Capital” means $0.

“Tax” means (i) any and all federal, state, local, foreign or other taxes, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, duty, fee, levy, imposts, unclaimed property liability or other charge of any kind whatsoever imposed by a Governmental Entity, including any interest, additions, fines and penalties in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (ii) any liability for amounts described in clause (i) as a result of (1) being a member of an affiliated, consolidated, combined or unitary group, (2) as a transferee or successor, or (3) by contract or otherwise.

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“Tax Claim” has the meaning set forth in Section 7.2(d)(i).

“Tax Return” has the meaning set forth in Section 4.15(a).

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Trademarks” means all trademarks, service marks, logos, designs, trade names, brand names, and trade dress, including trademarks used in column headings, section names, department names and editorial feature titles, corporate names, and all registrations and applications for registration thereof, and all rights and goodwill associated therewith.

“Trade Secrets” means all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, mask works, discoveries, developments, inventions, modifications, extensions, improvements, confidential business information, and other confidential or proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Valuation Firm” has the meaning set forth in Section 7.2(c)(ii).

“WARN Act” has the meaning set forth in Section 4.13(d).

“Working Capital” means, as of any designated date or time, (i) the consolidated current assets of the Company (excluding cash (provided that cash which comprises media spend overage shall not be so excluded)), Tax assets and refunds related to Taxes) minus (ii) the consolidated current liabilities of the Company (excluding Indebtedness, Seller Expenses, unearned revenue and Tax liabilities). A calculation of Working Capital as of January 2012, February 2012, March 2012, April 2012, May 2012, June 2012, July 2012 and August 2012, is included in Exhibit A attached hereto for illustrative purposes only.

Article 2
PURCHASE AND SALE

Section 2.1           Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, at the Closing, (a) the General Partner shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from the General Partner, the GP Interests, and (b) the Limited Partners shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from the Limited Partners, the LP Interests (such purchase and sale of the GP Interests and the LP Interests shall be referred to collectively as the “Purchase and Sale”).

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Section 2.2          Consideration.

(a)          Consideration. The aggregate consideration to be paid hereunder in respect of the Interests (the “Consideration”) shall equal $48,700,000, plus (i) the amount of Closing Cash, less (ii) the amount of Closing Indebtedness, less (iii) the amount of Seller Expenses that are unpaid at Closing, plus (iv) the amount, if any, by which Closing Working Capital is greater than Target Working Capital, less (v) the amount, if any, by which Closing Working Capital is less than Target Working Capital. The Consideration shall be estimated and finally determined pursuant to Section 2.2(b). The Estimated Consideration (as defined below) shall be paid at Closing based upon the Estimated Closing Statement (as defined below) and subject to adjustment as provided in Section 2.2(b)(ii)(D) and (E) below. All amounts referred to in this Agreement are payable in U.S. dollars.

(b)          Determination of Consideration. The Consideration shall be estimated and finally determined as follows:

(i)          Closing Date Estimate. No later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) containing the Company’s good faith estimates of the amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses, together with a calculation of the Consideration taking into account such estimates (the “Estimated Consideration”) based on such estimates (which Estimated Closing Statement shall be reasonably acceptable to Purchaser). The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP consistently applied.

(ii)         Post-Closing Adjustment.

(A)         Purchaser shall cause to be prepared and, as soon as practical, but in no event later than sixty (60) days after the Closing Date (which may be extended by an additional fifteen (15) days at Purchaser’s written election, if Purchaser determines it to be reasonably necessary under the circumstances), shall cause to be delivered to the Representative, a statement (the “Closing Statement”) containing the actual amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses, together with a calculation of the Consideration based on such amounts. The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP consistently applied. In the event that Purchaser does not provide the Closing Statement within such sixty (60)-day period (as it may be extended by an additional 15 days, as provided above), Purchaser shall be deemed to have accepted in full the Estimated Closing Statement as prepared by the Company, and the Estimated Closing Statement shall be deemed final, binding and conclusive upon Purchaser, the Company, Sellers and the Representative for all purposes hereunder as of 5:00 P.M. Eastern time on such sixtieth (60th) day (as it may be extended by an additional fifteen (15) days, as provided above).

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(B)         If the Representative disagrees in whole or in part with the Closing Statement, then within thirty (30) days after its receipt of the Closing Statement, the Representative shall notify Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement shall include a copy of Purchaser’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of the Consideration and any component thereof. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that the Representative does not provide a Notice of Disagreement within such thirty (30)-day period, the Representative shall be deemed to have accepted in full the Closing Statement as prepared by Purchaser, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 5:00 P.M. Eastern time on such thirtieth (30th) day. In the event any Notice of Disagreement is properly and timely provided, Purchaser and the Representative shall use their respective commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such fifteen (15)-day period, Purchaser and the Representative shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Consideration and Disputed Line Items and the officers and other employees of the other Party, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Line Items. All Disputed Line Items agreed to during such fifteen (15)-day period shall be final, conclusive and binding on the Parties and not subject to further appeal. If, at the end of such period, Purchaser and the Representative are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to a nationally recognized independent accounting firm selected by Purchaser and not reasonably objected to by the Representative (the “Accounting Firm”); provided, that neither KPMG LLP nor PriceWaterhouseCoopers LLP shall be selected as the Accounting Firm. Purchaser and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.2(b)(ii)(B), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and Purchaser and the Representative shall use commercially reasonable efforts to cause such determination to occur within thirty (30) days) whether the Consideration as set forth in the Closing Statement requires adjustment. The Accounting Firm shall be instructed that, in making such determination, it may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party, and that the Accounting Firm is only to consider matters still in dispute between Purchaser and the Representative. Purchaser, the Company and the Representative shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request. The determination of the Accounting Firm shall be final, conclusive and binding on the Parties and shall be based solely on the terms of this Agreement (including Section 2.2(a)) and the written submissions by Purchaser and the Representative and not by independent review or investigation.

(C)         The costs and expenses for the services of the Accounting Firm shall be borne by Purchaser, on the one hand, and the Sellers (based on their respective Pro Rata Shares), on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution. Subject to the foregoing sentence, each party shall be responsible for its own fees and expenses incurred in connection with this Section 2.2(b).

(D)         After the Consideration has been finally determined in accordance with this Section 2.2(b)(ii) (the Consideration as so determined being referred to herein as the “Final Consideration”), the following payments shall be made:

(1)         If the Final Consideration exceeds the Estimated Consideration, then Purchaser shall pay an amount in cash equal to such excess to the Sellers on a pro rata basis based on their respective Pro Rata Shares.

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(2)         If the Estimated Consideration exceeds the Final Consideration, Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Purchaser a portion of the Escrow Amount equal to such excess), and if such amount is not sufficient to cover such excess in full Purchaser may thereafter recover any remaining amount of such excess in cash from the Sellers.

(E)         Any amount payable pursuant to Section 2.2(b)(ii)(D) shall be paid within ten (10) Business Days after the determination of the Final Consideration via wire transfer of immediately available funds to the account designated in writing by the recipient thereof.

(F)         Payments pursuant to this Section 2.2(b)(ii)(F) shall be treated for all purposes as adjustments to the Consideration.

(c)          Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Company in accordance with GAAP consistently applied, whether or not consistent with the Company’s past accounting practices.

Section 2.3          Withholding Rights. Notwithstanding anything to the contrary contained herein, each of Purchaser and the Company, and any of their respective agents, shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and any other Applicable Law. To the extent that amounts are so deducted and withheld by Purchaser, the Company or any of their respective agents, as the case may be, such deducted and withheld amounts (i) shall be remitted by Purchaser, the Company or any of their respective agents to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser, the Company or any of their respective agents, as the case may be.

Section 2.4          LLC Conversion. Prior to the Closing, each of the Sellers shall take such actions as are necessary to cause the Company to be converted into a limited liability company under the laws of the State of Texas in accordance with the Texas Limited Partnership Law, as amended, and the Texas Limited Liability Company Law, as amended, effective immediately prior to the Closing having such limited liability company agreement and other organizational documents as determined by Purchaser (the “Conversion”). Upon consummation of the Conversion, notwithstanding anything to the contrary in this Agreement: (x) each Seller shall receive membership interests or other equity or ownership interests of the Company as a limited liability company in proportion to his or its Pro Rata Share of the total partnership interests in the Company as a limited partnership, and (y) all references to the “Interests” in this Agreement shall be deemed to refer to one hundred percent (100%) of the membership interests or other equity or ownership interests of the Company as a limited liability company, and any assignments of the “GP Interests” or the “LP Interests” shall instead refer to assignments of such membership interests or other equity or ownership interests of the Company as a limited liability company. For the avoidance of doubt, all references to the “Company” in this Agreement, or in any Contract executed and delivered in connection with this Agreement, shall be deemed to also be references to the Company after the Conversion.

Section 2.5          [Reserved]

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Section 2.6         Contingent Payment.

(a)          If 2013 Business Revenue is greater than 88% of the 2013 Business Revenue Target, then Purchaser shall make an additional payment to the Sellers in accordance with Section 2.6(d) (the “2013 Contingent Payment”) equal to an additional $637,500 for each percentage point in excess of 88% (with such calculations rounded to the nearest whole percentage), provided that in no event shall such payment exceed $7,650,000, all as more particularly reflected in the table included in Schedule 2.6. For the avoidance of doubt, if 2013 Business Revenue is not greater than 88% of the 2013 Business Revenue Target, then there shall be no 2013 Contingent Payment paid or payable by Purchaser. The Parties agree that in the event of a change in GAAP or the accounting policies of DealerTrack Holdings, Inc., the 2013 Business Revenue Target may be adjusted (increased or decreased) by Purchaser in a manner that is reasonably equitable to both Purchaser and the Sellers, to take into account such changes. The Parties understand and agree that the right to receive any 2013 Contingent Payment shall not be represented by any form of certificate or other instrument, are not transferable (other than by operation of Applicable Laws relating to descent and distribution, divorce and community property), and do not constitute an equity or ownership interest in Purchaser or the Company, and the Sellers shall not have any rights as a security holder of Purchaser or the Company as a result of such contingent right. No interest is payable with respect to any 2013 Contingent Payment. Certain terms used in this Section 2.6 have the meanings assigned in Schedule 2.6.

(b)          As promptly as practicable, but in any event no later than March 31, 2014, Purchaser shall deliver to the Representative a written statement setting forth the amount of the 2013 Business Revenue, and a reasonably detailed computation of such amounts (a “Contingent Payment Statement”), accompanied by reasonable supporting documentation sufficient to enable the Representative to verify the calculations contained in the Contingent Payment Statement. The Contingent Payment Statement and the determinations and calculations contained therein, including the calculation of 2013 Business Revenue, shall be prepared and calculated in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by Purchaser in the preparation of DealerTrack Holdings, Inc.’s consolidated financial statements; provided, however, that, other than as provided in Schedule 2.6, any revenue from existing or future subsidiaries, businesses or acquisitions of Purchaser or its Affiliates, shall not be taken into account for purposes of the 2013 Contingent Payment or 2013 Business Revenue.

(c)          The Representative shall have thirty (30) calendar days from the date of receipt of a Contingent Payment Statement to review and dispute the computation of the 2013 Business Revenue. Purchaser shall make available to the Representative and his auditors (if any) all books and records, work papers, schedules and calculations that the Representative and his auditors (if any) reasonably request in connection with their review of such Contingent Payment Statement, and reasonable access to Purchaser’s and the Company’s officers and employees to verify the accuracy of the amounts in such Contingent Payment Statement. In the event that the Representative disagrees with the amount of the 2013 Business Revenue, as calculated, the Representative shall deliver written notice of such disagreement to Purchaser, which notice shall include the Representative’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of the 2013 Business Revenue and which disagreement shall be limited to mathematical errors and the failure of the Contingent Payment Statement or the 2013 Business Revenue, to be prepared or calculated in accordance with the terms of this Section 2.6 (a “Contingent Payment Objection Notice”). If the Representative has delivered a Contingent Payment Objection Notice to Purchaser, Purchaser and the Representative will endeavor to resolve any disagreements noted in the Contingent Payment Objection Notice in good faith as soon as reasonably practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) calendar days after Purchaser has received the Contingent Payment Objection Notice, either the Representative or Purchaser may submit the matters in dispute to the Accounting Firm to resolve any remaining disagreements. The Representative and Purchaser shall direct the Accounting Firm to use its commercially reasonable efforts to render a determination within thirty (30) calendar days of its receipt of the Parties’ supporting documentation and the Representative and Purchaser and their respective agents will cooperate with the Accounting Firm during its resolution of any disagreements included in the Contingent Payment Objection Notice. The Accounting Firm will consider only those items and amounts set forth in the Contingent Payment Objection Notice that the Representative and Purchaser are unable to resolve. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The scope of the disputes to be arbitrated by the Accounting Firm is limited to whether the preparation of such Contingent Payment Statement and the calculation of 2013 Business Revenue were done in a manner consistent with the terms of this Section 2.6 and whether there were mathematical errors in the preparation of the Contingent Payment Statement or the calculation of 2013 Business Revenue and the Accounting Firm is not to make any other determination. The fees and expenses for the services of the Accounting Firm incurred pursuant to this Section 2.6(c) shall be borne by the Sellers (based on their respective Pro Rata Shares), on the one hand, and Purchaser, on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution. Subject to the foregoing sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 2.6(c). The determination of the Accounting Firm as to a Contingent Payment Objection Notice shall be set forth in a written statement delivered to the Representative and Purchaser and shall be final, conclusive and binding on the Parties. The Parties agree that judgment may be entered upon the arbitral award of the Accounting Firm in any court having jurisdiction pursuant to Section 12.13 hereof. The Contingent Payment Statement and amounts of 2013 Business Revenue as agreed to by the Representative and Purchaser or as determined by the Accounting Firm, as applicable, shall be conclusive and binding on all of the Parties hereto.

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(d)          Payments. Within ten (10) Business Days after the final determination of the amount due to the Sellers pursuant to this Section 2.6, if any, Purchaser shall pay to the Representative, for the benefit of and distribution to the Sellers in accordance with their respective Pro Rata Shares, the 2013 Contingent Payment, if any, as the case may be, by wire transfer of immediately available funds. The Parties intend that to the extent Section 409A of the Code applies to the 2013 Contingent Payment (if any), the specified time for the payment of the 2013 Contingent Payment is the calendar year 2014.

Article 3

CLOSING; ACTIONS AT CLOSING

Section 3.1          Closing. The closing of the Purchase and Sale (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties hereto, which shall be no later than the tenth Business Day after satisfaction (or waiver) of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 unless another time, date or place is agreed to in writing by Purchaser and the Company; provided, that the Closing shall not occur prior to October 1, 2012 without the prior written consent of Purchaser. Notwithstanding anything herein to the contrary, the Parties agree that the Closing was consummated by the Parties on October 1, 2012. The “Closing Date” shall be the date on which the Closing is consummated and the Closing shall be deemed effective as of 12:01 a.m., New York time, on the Closing Date.

Section 3.2          Actions of Purchaser and the Sellers at Closing.

(a)          Concurrent with the execution of this Agreement, Purchaser shall have funded the Escrow Amount in an account designated by the Escrow Agent as the Escrow Account pursuant to the terms of the Escrow Agreement and this Agreement.

(b)          At the Closing, Purchaser will make the following payments:

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(i)          to the accounts designated by the Debt Payoff Recipients prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Company’s Closing Indebtedness to be paid off at Closing owing to such Persons (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company to repay such Closing Indebtedness, including costs and expenses related thereto;

(ii)         except with respect to any unpaid compensatory Seller Expenses payable to employees of the Company, which compensatory Seller Expenses shall be paid by Purchaser or the Company in accordance with the applicable plan or agreement, to the accounts designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the portion of the Seller Expenses owing to such Persons (the recipients of such monies, being, collectively, the “Seller Expense Recipients”), net of any and all required withholding Taxes;

(iii)        to the account designated by the Representative prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Representative Expenses Amount, which amount shall be held and disbursed by the Representative as nominee for the Sellers; and

(iv)        to the accounts designated in writing by the Sellers prior to the Closing Date, by wire transfer of immediately available funds, an aggregate amount equal to their respective Pro Rata Shares of the Closing Cash Payment. The “Closing Cash Payment” shall equal the Estimated Consideration minus the Escrow Amount minus the Closing Indebtedness minus the Seller Expenses minus the Representative Expenses Amount.

(c)          At the Closing:

(i)          each of the General Partner and the Limited Partners shall deliver to Purchaser an Assignment of Interests in the form attached hereto as Exhibit D (the “Assignment of Interests”) executed by each Partner.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 4.1          Organization and Qualification.

(a)          The Company is a limited partnership duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its jurisdiction of formation. The Company has the requisite limited partnership power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)          The Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary (which such jurisdictions are set forth on Schedule 4.1(b)), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)          The Company has made available to Purchaser prior to the date hereof an accurate and complete copy of each Governing Document of the Company as in effect as of the date of this Agreement.

Section 4.2          Capitalization of the Company.

(a)          As of the date hereof (and as of immediately prior to the Closing), all of the GP Interests are held beneficially and of record by the General Partner, and all of the LP Interests are held beneficially and of record by the Limited Partners, in each case in such amounts and by such General Partner or Limited Partner as set forth on Schedule 4.2(a). The Interests constitute one hundred percent (100%) of the ownership interests of any kind or nature of the Company. The Company does not have in place any management “carve out” plan. Except as set forth on Schedule 4.2(a), there are no: (i) outstanding equity or securities of any kind or nature of the Company, (ii) outstanding subscriptions, preemptive rights, warrants, calls, options or other rights to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to, any equity interests or securities of the Company, and no obligations of the Company to issue any equity interests or securities convertible into or exchangeable for equity interests or securities of the Company, (iii) Liens, proxies, voting trusts or voting agreements with respect to the sale, issuance or voting of any membership interests, partnership interests, or shares of common stock (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding shares of common stock) of the Company, and no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the equity interests or securities of the Company may vote, (iv) obligations to redeem, repurchase or otherwise acquire membership interests, partnership interests or shares of common stock of the Company, and (v) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to capital stock of, or other equity or voting interests in, the Company; in each of clauses (ii) or (iii) above, pursuant to any Applicable Law (other than any limitations or restrictions on transferability under any federal or state securities or “blue sky” laws), any Governing Document of the Company or any Contract to which the Company is a party. The Company is not under any contractual or other obligation to register the Interests.

(b)          Except as set forth on Schedule 4.2(b), the Company does not, directly or indirectly, own any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, or control, directly or indirectly, any other Person, and the Company is not, directly or indirectly, a party to, member of or partner in any partnership, joint venture or similar business entity. Schedule 4.2(b) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by the Company, with respect to each Person of which the Company owns, directly or indirectly, any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity interest. The Company has no Subsidiaries.

Section 4.3          Authority. The Company has the requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby to which it is or is specified to be a party (including the Escrow Agreement, the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which the Company is or is specified to be a party have been or prior to Closing will be) duly authorized by all necessary action on the part of the Company, and no other actions on the part of the Company is or will be necessary. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is or will be a party has been or prior to Closing will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

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Section 4.4          Financial Statements; Liabilities; Internal Controls; Solvency.

(a)          Attached hereto as Schedule 4.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)          the unaudited compiled balance sheets of the Company as of December 31, 2010 and December 31, 2011 (the “Latest Balance Sheet”), and the related unaudited compiled statements of income, cash flows and partners’ equity for each fiscal year of the Company then ended; and

(ii)         the unaudited balance sheet of the Company as of June 30, 2012, and the related unaudited statements of operations, changes in partners’ equity and cash flows for the six (6)-month period then ended.

(b)          Except as specifically disclosed on Schedule 4.4(b), the Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present in all material respects (i) the financial position of the Company as of the date thereof and (ii) the results of operations, changes in partners’ equity and cash flows of the Company for the fiscal period covered thereby. The books and records of the Company are true, correct and complete in all material respects and have been maintained in accordance with sound business practices. All of the accounts receivable reflected in the Financial Statements represent bona fide transactions of the Company that arose in the ordinary course of business, are not subject to setoffs or counterclaims and, except as set forth on Schedule 4.4(b) are current and collectible within ninety (90) days of the date such account receivable was first booked (provided that such representation and warranty does not constitute a guaranty of collection). No Person has any Lien (other than Permitted Liens) on any account receivable that is outstanding as of the date hereof, and, except in the ordinary course of business consistent with past practice, no request or agreement for material deduction or material discount has been made with respect to any material account receivable. The Company has not received written notice on or prior to the date hereof from any customer or partner that such customer or partner does not intend to pay any material account receivable.

(c)          Except as set forth on Schedule 4.4(c) and for matters reflected or reserved against in the Latest Balance Sheet, the Company has no material liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice that are not material individually or in the aggregate, or (ii) are incurred in connection with the transactions contemplated by this Agreement. The Company does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

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Section 4.5          Consents and Approvals; No Violations. Except as set forth on Schedule 4.5, assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 4.5, result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under any Material Contract, or material Permit, (c) violate in any material respect any Order or Applicable Law or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Company.

Section 4.6          Material Contracts.

(a)          Except as set forth on Schedule 4.6(a) (together with all Real Property Leases and Affiliate Agreements, the “Material Contracts”) and other than this Agreement, as of the date of this Agreement, the Company is not a party to or bound by any:

(i)          Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis, or employment agreement, severance agreement or other agreement that require payments upon a “change in control” or similar payments covering any officer, employee or director or former officer, employee or director of the Company;

(ii)         commission or sales Contract with (A) any current employee, individual consultant, contractor or salesperson, (B) any partner of the Company or any distributor of any Company Products providing for the payment of any commissions or other sales compensation to any employees or agents of such partner or distributor and pursuant to which the Company made payments in excess of $50,000 during the six (6)-month period ended June 30, 2012, or (C) under which a firm or other organization provides commission or sales-based services to the Company pursuant to which the Company made payments in excess of $50,000 during the six (6)-month period ended June 30, 2012;

(iii)        Contract that obligates the Company to provide indemnification or a guarantee that could result in payments in excess of $50,000;

(iv)        Contract relating to Indebtedness;

(v)         Contract whereby the Company has guaranteed or otherwise agreed to cause, insure or become liable or indemnify for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(vi)        Contract relating to capital expenditures and involving future payments by the Company in excess of $50,000 in any individual case or $100,000 in the aggregate;

(vii)       Contract under which the Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(viii)      Contract under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

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(ix)         partnership agreement, joint venture, strategic alliance, funding or similar Contract or other Contract involving the sharing of profits, losses, costs or liabilities with any Person;

(x)          Contract prohibiting the Company from freely engaging in any line of business, or containing covenants that limit or purport to limit the ability of the Company to (A) compete in any business or with any Person or in any geographic area, (B) sell, supply, provide or distribute any service or product, (C) hire or solicit Persons for employment, (D) incur or guarantee any Indebtedness or to grant a Lien on the assets of the Company, or (E) use or enforce the Company Intellectual Property rights, including, in each case, any nondisclosure, non-competition, settlement, coexistence, standstill or confidentiality agreements;

(xi)         collective bargaining agreement or other Contract with any collective bargaining representative or other Contracts with a labor union, labor organization or similar body;

(xii)        settlement or similar Contract pursuant to which the Company is obligated to pay consideration in excess of $50,000 after the date hereof;

(xiii)       Contract that relates to any prior (within the past five (5) years) or future disposition or acquisition of properties, of assets or of any interest in any business enterprise valued in excess of $50,000 by the Company, or any merger or business combination with respect to the Company;

(xiv)      powers of attorney;

(xv)       Contract (A) providing for the Company to be the exclusive provider or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind, (B) providing for any Person to be the exclusive or preferred provider of any product or services to the Company or that otherwise involves the granting by the Company to any Person of exclusive or preferred rights, (C) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of the Company, (D) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person, or (E) pursuant to which the Company has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis;

(xvi)      Contract that obligates the Company to pay an amount in excess of $50,000 during any twelve (12)-month period after the date hereof or relates to the sale of goods or the provision of services pursuant to which the Company expects to accrue revenue in excess of $50,000 during any twelve (12)-month period after the date hereof;

(xvii)     dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant Contract involving annual payments to or from the Company in excess of $50,000;

(xviii)    any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service involving annual payments to or from the Company in excess of $50,000;

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(xix)       sales representative, original equipment manufacturer, value added re-seller, remarketer or other Contract for distribution of products or services of the Company, or the products or services of any other Person, in each case pursuant to which the Company paid the counterparty thereto in excess of $50,000 in the six (6)-month period ended June 30, 2012;

(xx)        Contract with any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform involving annual payments to or from the Company in excess of $50,000;

(xxi)       Contract providing for the use, disclosure or sale of any Personal Information other than customer agreements based on the Company’s standard form;

(xxii)      Contract with any Governmental Entity;

(xxiii)     Contract (including any end-user licenses and all Services Agreements) with any customer or client of the Company that provides for the payment of, or is reasonably likely to result in the payment of, fees or other consideration to the Company in excess of $50,000 in the twelve (12)-month period following the date hereof; and

(xxiv)    Contract that is otherwise material to the business of the Company.

(b)          Except as set forth on Schedule 4.6(b), each Material Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each Material Contract is in full force and effect and will be in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.6(b), the Company and, to the Company’s Knowledge, each of the other parties thereto, have performed all obligations required to be performed by it under each Material Contract except where any such non-performance has not been or would not be, individually or in the aggregate, material. Except as set forth on Schedule 4.6(b), the Company has not received any notice, and the Company has no Knowledge of the intention of any party to terminate any Material Contract or to exercise any option not to renew thereunder. Except as set forth on Schedule 4.6(b), the Company has not received any written show cause notices, cure notices or negative determinations of responsibility with respect to a Material Contract and the Company has not asserted any claim or request for equitable adjustment requesting any material amount of money, interpretation of material contract terms or other material relief under any Material Contract.

Section 4.7           Absence of Changes. Except as set forth on Schedule 4.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) a Company Material Adverse Effect has not occurred or existed, (b) the Company has conducted its business in all material respects in the ordinary course consistent with past practices and (c) the Company has not taken any action that if taken after the date of this Agreement would constitute a violation of Section 7.1(c).

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Section 4.8           Litigation. Except as set forth on Schedule 4.8, there is no, and during the three (3)-year period prior to the date of this Agreement there has not been any, suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, proceeding, hearing, audit, inquiry, examination or investigation of any nature (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened or under investigation against the Company or the Company’s properties or assets or, to the Company’s Knowledge, the Company’s directors or officers or the Key Employees, or with respect to the Company or its business and to the Company’s Knowledge, the Company’s employees that are not directors, officers or the Key Employees. Without limiting the foregoing, there is no Proceeding which (a) alleges damages in excess of $50,000, (b) is brought by or on behalf of a Governmental Entity and relates to any material Permits, or (c) seeks injunctive relief or non-monetary damages, nor to the Company’s Knowledge, is there currently any threat of any such Proceeding to be initiated by any third party or Governmental Entity. Except as set forth on Schedule 4.8, the Company is not subject to any outstanding material Order.

Section 4.9           Compliance with Applicable Law. Schedule 4.9 contains a true, correct and complete list of all material permits, licenses, approvals, certificates and other authorizations of any Governmental Entity that are held by the Company or that are otherwise required to permit the Company to conduct its business (collectively, “Permits”). Except as set forth on Schedule 4.9, (a) the Company holds, and currently is (and during the last three (3) years has been) in compliance in all material respects with, all Permits necessary for the lawful conduct of its business as presently conducted, (b) all such Permits are (and during the last three (3) years have been) in full force and effect and (c) during the past three (3) years, (i) no material violations have been recorded in respect of any material Permit and (ii) the Company has not received written notice relating to the revocation or modification of any material Permits or alleging that it is not or may not be in compliance with, or has, or may have any, material liability under any material Permits. No material Proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any Permit, nor has any such Proceeding been pending at any time during the prior three (3) years. Neither the Company nor its properties or assets, or to the Company’s Knowledge, any of the Company’s directors, officers or employees (solely in their capacities as such), are currently, nor have any such Persons been at any time during the past three (3) years, subject to any (x) material Orders or (y) any Orders that would materially impair the Company’s ability to operate its business as presently conducted. The Company is, and for the three (3) years has been, in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 4.9, the Company has not received any written communication during the past three (3) years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any Applicable Laws which has not heretofore been cured or for which there is any remaining liability. The Company has taken commercially reasonable steps to ensure that its directors, officers and employees (solely in their capacity as directors, officers or employees of the Company) comply in all material respects with all Applicable Laws.

Section 4.10         Employee Plans.

(a)          Schedule 4.10(a) sets forth a true and complete list of each Employee Benefit Plan.

(b)          The Company has delivered the following documents to Purchaser with respect to each Employee Benefit Plan: (i) correct and complete copies of all documents embodying such Employee Benefit Plan, including all amendments thereto, and all related trust documents, (ii) a written description of any Employee Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three most recent annual actuarial valuations, if any, (v) all IRS or DOL determination, opinion, notification and advisory letters, (vi) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Authority received in the last three (3) years, (viii) all discrimination tests for the most recent three (3) plan years, and (ix) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance contracts.

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(c)          Each Employee Benefit Plan has been maintained and administered in all respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Employee Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a currently effective favorable determination notification, advisory or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter covering such Employee Benefit Plan that would adversely affect such favorable determination. The most recent determination notification, advisory or opinion letter for each such Employee Benefit Plan has not been revoked, and, to the Company’s Knowledge, no fact or event exists that could reasonably be expected to result in the revocation of such qualified status.

(d)          Except as set forth on Schedule 4.10(d), no plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or its current or former ERISA Affiliates is or ever in the past was (i) a Multiemployer Plan, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)          The Company is not subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company has materially complied with all applicable health care continuation requirements under COBRA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(f)          Except as set forth on Schedule 4.10(f), no Employee Benefit Plan provides, or reflects or represents any liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company other than (i) coverage mandated by COBRA, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (iii) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 4.10(f).

(g)          There is no contract, plan or arrangement covering any officer, employee or former officer or employee of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. Except as set forth on Schedule 4.10(g), execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (iii) trigger any obligation to fund any Employee Benefit Plan.

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(h)          Except as set forth on Schedule 4.10(h), no action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan). There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Employee Benefit Plan.

(i)          With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been maintained and operated in compliance with Section 409A of the Code and the applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder. Except as set forth on Schedule 4.10(i), no member of the Company holds Interests that are non-forfeitable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

Section 4.11         Environmental Matters.

(a)          Except as set forth on Schedule 4.11:

(i)          The Company is, and for the previous three (3) years has been, in material compliance with all Environmental Laws.

(ii)         Without limiting the generality of the foregoing, the Company holds and is (and have been at all times during the past three (3) years) in compliance in all material respects with all Permits that are required pursuant to Environmental Laws, and have timely applied for all required renewals thereof.

(iii)        During the past three (3) years, the Company has not received any notice of any Proceeding or investigation alleging any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws.

(iv)        Neither the Company nor any of its agents, employees or contractors has Released any Hazardous Materials at, on, under, or from any property currently or formerly owned, leased or operated by the Company, and to the Company’s Knowledge, there are no Hazardous Materials at, on, under, or emanating from any property currently or formerly owned, leased or operated by the Company, in each case which could give rise to a material liability of the Company under Environmental Laws.

(b)          The Company has provided to Purchaser prior to the date hereof all material environmental assessments, audits, tests, studies, investigations or other analyses in its possession or control relating to all properties owned, leased or operated by the Company, if any.

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Section 4.12         Intellectual Property.

(a)          The Company either exclusively owns, free and clear of any Liens, or has a valid written license for or other valid right to use all Business Intellectual Property. Schedule 4.12(a) sets forth a correct and complete list of (i) all Company Products by name, and internal tracking number, version number or other appropriate product identifiers, (ii) all registrations of and applications to register any Business Intellectual Property owned by or filed under the name of the Company (“Company Registered IP”), including the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing, and (iii) all unregistered Business Intellectual Property owned by the Company. All of the Company’s rights in the Business Intellectual Property, including the Company Registered IP, are valid, subsisting and fully enforceable. The Business Intellectual Property constitutes all of the Intellectual Property rights used in or necessary to, and is sufficient for, the conduct of the Company’s business as currently conducted.

(b)          Except as set forth on Schedule 4.12(b), there are no Contracts to which the Company is a party relating to any Intellectual Property, including any such Contract pursuant to which the Company has (i) transferred ownership of any Intellectual Property, or granted any license or option to any other Person with respect to any Business Intellectual Property (including any Contract pursuant to which the Company has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code that is part of Business Intellectual Property); or (ii) obtained a license or option to the Intellectual Property of another Person (other than for commercially available non-custom software available on standard terms involving annual payments to or from the Company less than $25,000 and non-disclosure agreements that provide no more than the right to use confidential or proprietary information of the other party for the limited purposes stated therein); or (iii) has had Software developed for it by any Person other than the Company (collectively, the “IP Contracts”).

(c)          The Company has not (i) materially infringed upon or otherwise materially violated the Intellectual Property rights of any other Person or (ii) received any written claim, charge, demand or notice alleging any such material infringement or other material violation. The Company, the conduct of any of the Company’s business as currently conducted and the Company Products do not (x) materially infringe upon, misappropriate or otherwise violate the Intellectual Property rights or rights of publicity or privacy of, or libels or defames, any other Person or (y) constitutes unfair competition or trade practices. The Company is not, nor has been, during the three (3) years preceding the date of this Agreement, a party to any Proceedings, nor, to the Knowledge of the Company, are any Proceedings threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license any of the Business Intellectual Property. To the Company’s Knowledge, no other Person has infringed or misappropriated or is infringing upon or misappropriating any of the Business Intellectual Property owned by the Company. The Company has not sent any written notice to any third party alleging infringement, misappropriation or unauthorized use of any Business Intellectual Property owned by the Company. None of the Business Intellectual Property owned by the Company is subject to any proceeding or order, settlement agreement or stipulation which may (i) restrict in any manner the use, transfer or license by the Company of any Business Intellectual Property owned by the Company or (ii) affect the validity, use or enforceability of any Business Intellectual Property owned by the Company.

(d)           The Company is not, nor, as a result of the Company’s execution and delivery of this Agreement or Ancillary Documents or its performance of the transactions contemplated hereby or thereby, will be, in material breach or material violation of any Contract relating to any Business Intellectual Property (“Business IP Contract”). Each Business IP Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each Business IP Contract is in full force and effect and will be in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby. Except as otherwise provided herein or in Schedule 4.12 hereto, immediately following the Closing, the Company will be permitted to exercise all of the Company’s material rights under all such Contracts to the same extent that the Company would have been able to exercise such rights at such time had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration, other than fees, royalties or payments which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. The execution and delivery of the Ancillary Documents will not result in (i) Purchaser or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property right owned by, or licensed to, Purchaser or any of its Affiliates, or (ii) Purchaser or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

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(e)          The Company has taken commercially reasonable measures to safeguard and maintain all Business Intellectual Property and the secrecy and confidentiality of the Trade Secrets that are part of the Business Intellectual Property. To the Company’s Knowledge, there has been no material disclosure by any Person bound by such confidentiality obligations to any third Person who was not bound by a confidentiality obligation to the Company of any Trade Secrets or other confidential information used in connection with the conduct of the business of the Company. The Company has validly maintained, and has not taken any steps that could constitute abandonment of or that could invalidate, its rights in and to the Business Intellectual Property. The Company has materially complied with all applicable legal requirements and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Company Registered IP, including paying all necessary fees and filing all appropriate affidavits, disclosures and renewals with the appropriate Governmental Entities. Schedule 4.12(e) sets forth the various filings, actions and payments that must be made within one hundred eighty (180) calendar days following the Closing in order to continue to validly maintain, and not abandon, rights in and to the Company Registered IP.

(f)          Except as set forth on Schedule 4.12(f), each present or past founder, manager, officer, employee or consultant of the Company or any other Person who developed any part of any Company Product (including Software) or any other Intellectual Property for the Company that is or will be used, usable or intended for use in connection with the Company’s business has executed a valid and enforceable agreement that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment, engagement or Contract to the Company, and (ii) establishes that, to the extent such Person is an author of a copyrighted work created in connection with such Person’s employment or Contract, such work is a “work made for hire.” To the Company’s Knowledge, no such founder, manager, officer, employee or consultant is in violation of any term of any employment Contract or any other Contract or agreement relating to the relationship of any such founder, manager, officer, employee or consultant with the Company. No current or former founder, officer, employee, agent or consultant of the Company (i) owns any Intellectual Property rights used or held for use by the Company or (ii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property rights.

(g)         Except as set forth on Schedule 4.12(g), the Company does not distribute any Software that is part of any Company Product to any Persons. All Software that is used, distributed or made available by the Company, including all Software that is part of any Company Product, is held by the Company legitimately and, except as set forth on Schedule 4.12(g), is fully and freely transferable to Purchaser without the consent, approval or waiver of any other Person. All such Software (i) performs in conformance with its documentation in all material respects, and (ii) is free from any material software defect. None of such Software created or developed by the Company contains any self-help mechanism, virus, Trojan horse, worm or other software routine or hardware component designed to permit unauthorized access or designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software program (“Contaminants”). To the Company’s Knowledge, none of such Software created or developed by third parties contains any Contaminants.

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(h)          Except as set forth on Schedule 4.12(h), the Company has not provided or made available to any third party the source code to any Software owned by the Company, and the Company is not bound by or party to any Contract pursuant to which (i) the Company is obligated to provide to any third party any such source code or (ii) the Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any such source code. No circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such source code to any third party who is not, as of the date of this Agreement, an employee, independent contractor or other agent of the Company. To the extent the Company has provided any source code for any Software owned by the Company to any third party, including any independent contractors or other agents of the Company, the Company has required such Persons to enter into a written non-disclosure agreement protecting the confidentiality and proprietary nature of such source code and has required such Persons to implement appropriate security measures (including with respect to the chain of custody of such source code) to protect such source code from unauthorized access or use thereof.

(i)          Schedule 4.12(i) contains a complete and accurate list of all Software that is distributed or made available as “open source software” or “public software” or under a similar licensing or distribution model (including the GNU General Public License) (“Open Source Materials”) used or intended for use by the Company or in connection with the Company’s business or incorporated in or used or intended for use in connection with any Company Products, including an identification of the applicable open source license agreement, and a description of the manner in which such Open Source Materials are used, including whether (and, if so, how) the Open Source Materials were modified or distributed, by the Company. The Company has complied in all material respects with the terms of the license agreements applicable to any such Open Source Materials. Except as expressly set forth in Schedule 4.12(i), the Company has not (i) incorporated Open Source Materials in conjunction with any Company Product, (ii) distributed Open Source Materials in conjunction with any Company Product, or (iii) used, incorporated or distributed Open Source Materials that require or could require, or condition or could condition, the use or distribution of such Open Source Materials on, the granting to any Person by the Company of any right or immunity with respect to any Business Intellectual Property (including any requirement or condition that other Software incorporated into, derived from, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no or nominal charge).

(j)          The Company has a privacy policy (a “Privacy Policy”) that has at all times materially complied with all Applicable Laws copies of which have been made available to Purchaser, regarding the collection and use of information from web site visitors or other parties, including from such other Persons who submit information to the customers of the Company by using any Company Product (collectively, “Customer Information”). The Company has not collected any Customer Information in violation of its Privacy Policy or any privacy policy of any other Person. The Company does not use any of the Customer Information it receives through its web sites or otherwise in a manner that in any way violates applicable Law, its Privacy Policy or the privacy rights of any Person. Each of the Privacy Policies is posted in a clear and conspicuous location on the Company’s websites. The consummation of the transactions contemplated hereby and by the Ancillary Documents and the transfer of the Customer Information to Purchaser will not violate (i) the Privacy Policies as they currently exist or as they existed at any time during which any of the Customer Information was collected or obtained, (ii) the privacy policy of any other Person as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained or (iii) applicable Law.

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(k)          The Company, including with respect to its conduct and provision of Company Products, is in material compliance with all Applicable Laws that relate to or govern the collection, compilation, use, storage, sale and transfer of personally identifiable information it receives or obtains in the conduct of its business, including Customer Information. With respect to such information, the Company has taken reasonable measures necessary and appropriate (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or use in a manner that violates the privacy rights of any Person. There has been no material unauthorized access of the Company’s security systems used for the collection, storage or retrieval of Customer Information or unauthorized access to or, to the Company’s Knowledge, misuse of Customer Information.

(l)          The Company has taken reasonable measures consistent with industry practice to protect the information technology systems used in connection with the operation of the Company (“IT Systems”) from Contaminants. The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the business of the Company as currently conducted as of the date hereof. The IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects since being installed. There have been no material unauthorized intrusions or breaches of the security of any of the Company’s IT Systems, and the data and information which they store or process has not been corrupted in any discernable manner or accessed without the authorization of the Company.

(m)          For all purposes of this Section 4.12, the Company shall be deemed to have owned the Software and Intellectual Property acquired from Inventia under the Inventia Assignment for all prior periods relevant to this Section 4.12.

Section 4.13         Labor Matters.

(a)          Except as set forth on Schedule 4.13(a), during the past three (3) years: (i) the Company has not been a party to, or bound by, any labor Contract with respect to its employees, (ii) no labor union, labor organization, or works council has represented any employees of the Company, (iii) no union organization campaign or other activities to organize any employees of the Company or compel the Company to bargain with any labor organization has been in progress, or, to the Company’s Knowledge, threatened, and no question concerning representation has arisen respecting employees of the Company, (iv) there have been no strikes, walkouts, work stoppages, slowdowns, leafleting, picketing, boycotts, or lockouts, with respect to any employees of the Company, or, to the Company’s Knowledge, threats thereof, (v) there have been no material union grievances or labor arbitrations against the Company, or, to the Company’s Knowledge, threats thereof, and the Company has not materially breached or failed to comply with the provisions of any collective bargaining agreement, and (vi) there have been no material unfair labor practice charges, Proceedings, or complaints against the Company before the National Labor Relations Board or other similar Governmental Entity, or, to the Company’s Knowledge, threats thereof, and the Company has not been found by the National Labor Relations Board or any court to have engaged in any material unfair labor practice in material violation of the National Labor Relations Act or any similar Applicable Laws.

(b)          Except as set forth on Schedule 4.13(b), during the past three (3) years, the Company has not been subject to any material Proceeding with respect to any employment-related issues, including applicants for employment, by the Office of Federal Contract Compliance Programs, the Occupational Safety and Health Administration, the Department of Labor, or other similar Governmental Entity, or subject to any material fines, penalties, or assessments associated with any such Proceeding.

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(c)          Except as set forth on Schedule 4.13(c), the Company has no liability, whether absolute or contingent, including any obligations under any employee benefit plans, with respect to any misclassification of any person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d)          Except as set forth on Schedule 4.13(d), for the last three (3) years, the Company has not experienced or effected any “plant closing” or “mass layoff” , as defined by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”), or any similar state or local laws. The Company has not incurred any liability or obligation that remains unsatisfied under the WARN Act or any similar state or local laws.

Section 4.14         Insurance. Schedule 4.14 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance (other than insurance relating to any Employee Benefit Plan that is listed in Schedule 4.10(a)) owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and, except as set forth in Schedule 4.14, no notice of cancellation or termination or intent to cancel has been received by the Company with respect to any such policy during the past three (3) years. The Company is not in material default under any such insurance policies. Except as set forth on Schedule 4.14, (a) the Company has not made any claim under any such policy during the past three (3) years with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (b) the Company has received no writing in which an insurer has threatened to cancel any such policy.

Section 4.15         Tax Matters. Except as set forth on Schedule 4.15:

(a)          the Company has duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all tax returns, information returns, statements, forms, filings and reports (including any schedule or attachment thereto and any amendment thereof) (each a “Tax Return”) required to be filed by the Company and the Company is not presently the beneficiary of any extension of time within which to file any Tax Return; all Taxes required to have been paid by the Company (whether or not shown on any Tax Return), whether disputed or not, have been duly and timely paid except for Taxes resulting from the Closing of the transactions contemplated hereby which are not yet due and payable, including Taxes which the Company is required to withhold and any estimated Tax required to be paid for the current taxable year except for Taxes resulting from the Closing of the transactions contemplated hereby and any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith; Taxes imposed upon the Company have been adequately provided for on the Financial Statements of the Company in accordance with GAAP; and since the date of the Financial Statements, the Company has not incurred any liability for Taxes outside of the ordinary course of business except for Taxes resulting from the Closing of the transactions contemplated hereby which are not yet due and payable; and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company;

(b)          all Tax Returns filed by the Company are true, complete and correct in all material respects;

(c)          the Company is not currently the subject of a tax Proceeding, no such Proceeding is pending or, to the Company’s Knowledge, threatened with respect to the Company, no officer, director or employer responsible for Tax matters of the Company has reason to believe or personal knowledge that any authority will propose or assess any additional Taxes with respect to the Company for the subject periods covered by the Tax Returns;

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(d)          the Company has not consented or requested to extend the time, nor is it the recipient of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect) and the Company has not waived any statute of limitations;

(e)          the Company has not received from any taxing authority any notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not since been satisfied by payment or been withdrawn nor has the Company been notified by any taxing authority of an intent to raise such issues;

(f)          no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(g)          the Company (i) is not liable for Tax of another Person, nor (ii) is it a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnity or sharing agreement;

(h)          the Company has not engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations;

(i)          no power of attorney granted by or with respect to the Company for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of the Company; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company;

(j)          Except as otherwise provided in Section 4.10(b), the Company has provided or made available to Purchaser prior to the date hereof true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company with respect to Taxes and all correspondence by the Company (or its officers, employees or advisors) with any Governmental Entity regarding Taxes of the Company;

(k)          the Company has not changed or revoked, or permitted to be changed or revoked, any material election or method of accounting with respect to Taxes affecting or relating to the Company and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods;

(l)          the Company has (i) withheld all required amounts from its employees, agents, shareholders, contractors and other third parties and remitted such amounts to the proper authorities; (ii) paid when due all employer contributions and premiums; and (iii) is in material compliance with all reporting obligations and Applicable Laws with respect to employee income Tax withholding, social security, unemployment Taxes and premiums;

(m)          the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date other than the sale contemplated by this Agreement; or (ii) prepaid amount received on or prior to the Closing Date; and

(n)          the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

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Section 4.16         Brokers. Except for the Presidio Group LLC (the “Financial Advisor”), no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or the Company. The engagement letter (and any amendment thereto or other material agreements relating thereto) between the Company and the Financial Advisor includes no obligations applicable to the Company following the Closing other than standard indemnification obligations.

Section 4.17         Real and Personal Property.

(a)          Owned and Leased Real Property. The Company does not own any real property. Schedule 4.17(a) sets forth a true and complete list of all leases (each a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which the Company is a tenant as of the date of this Agreement. Except as set forth on Schedule 4.17(a), (i) each Real Property Lease is valid and binding on the Company and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) neither the Company, nor, to the Company’s Knowledge, the other parties thereto, are in material breach or material default under such Real Property Lease, and, to the Company’s Knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a material breach or material default under any Real Property Lease, (iii) there are no written or oral subleases, concessions or other contracts granting to any Person the right to use or occupy any Leased Real Property, (iv) to the Company’s Knowledge, there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property, (v) to Company’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components which are part of the Leased Real Property are in good condition and structurally sound in all material respects, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and are sufficient for the operation of the Company’s business as presently conducted in all material respects, (vi) to the Company’s Knowledge, there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof, (vii) to the Company’s Knowledge, no portion of any facility, building, improvement or other structure located on any of the Leased Real Property has suffered any material damage by fire or other casualty within the past three (3) years which has not been substantially repaired or restored and (viii) the Company has made available to Purchaser prior to the date hereof true and complete copies of each Real Property Lease.

(b)          Title to Assets. The Company has good, valid and marketable title to all of the assets, properties and interests in properties (tangible and intangible) owned (or a valid leasehold interest with respect to assets that are leased) by the Company and reflected on the Latest Balance Sheet, or acquired after the Latest Balance Sheet Date, free and clear of all Liens, except for Permitted Liens. Such assets, properties and interests in properties (tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) necessary to enable the Company to carry on its business as presently conducted. All tangible personal property used by the Company in the operation of its business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

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Section 4.18         Transactions with Affiliates. Schedule 4.18 sets forth all loans, leases, Contracts or other arrangements between the Company, on the one hand, and any stockholder, partner, member, director, officer, employee or Affiliate of the Company, any member of such Person’s immediate family or any trust, partnership or corporation in which any of the foregoing Persons has a material economic interest, or any other Affiliate of any Seller, on the other hand (each, an “Affiliate Agreement”). Except as set forth on Schedule 4.18, the Company is not indebted to any stockholder, partner, member, director, officer, employee or Affiliate of the Company (or any member of such Person’s immediate family or any trust, partnership or corporation in which any such Person has a material economic interest, or any other Affiliate of any Seller), except for amounts due as normal salaries and bonuses and in reimbursement of ordinary course expenses and as normal costs and expenses of Employee Benefit Plans, and no such Person is indebted to the Company. None of the Sellers have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

Section 4.19         Product Warranties; Defects; Services.

(a)          Each product (including any software product) or service (including software hosted as a service) developed, manufactured, sold, licensed, leased or delivered by the Company (collectively, the “Company Products”) has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. The Company has no liability or obligation (and to the Company’s Knowledge, there is no basis for any present or future Proceeding against the Company) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. Schedule 4.19(a) includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products as in effect on the date hereof. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by Applicable Law.

(b)          To the Company’s Knowledge, all services provided by the Company to any third party (“Company Services”) have been performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties and all applicable services agreements. Schedule 4.19(b) sets forth all agreements in place as of the date hereof that obligate the Company to provide Company Services after the date hereof (the “Services Agreements”), whether any such Services Agreement contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, the applicable fee and rate structure and payment terms for the Company Services provided thereunder, and a summary of the Company’s remaining commitments and milestones or other delivery or time for performance requirements thereunder. The Company has no “loss contract” or other agreement (a “Loss Contract”) where the expected cost to complete the contract exceeds either (i) the fees and payments to be received pursuant to such contract or (ii) the Company’s budgeted expense with respect thereto, and there is no reasonable basis to conclude that any agreement will become a Loss Contract.

Section 4.20         Customers. Schedule 4.20 sets forth a correct and complete list of: (i) the names of each of the top 20 customers (as determined by revenue) of the Company for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011; and (ii) the total amount of revenues from each such customer in such periods. The relationships of the Company with their vendors, advertisers, customers, suppliers and distributors are good commercial working relationships. No material vendor, advertiser, supplier or distributor of the Company, and no customer that accounts for more than $50,000 of the revenue of the Company for the past twelve (12) months, (i) has terminated, or threatened to terminate, its relationship with any the Company or (ii) has, during the last two (2) years, decreased materially or threatened to decrease materially its business dealings with any the Company. To the Knowledge of the Company, the acquisition of the Interests by Purchaser will not adversely affect the relationship of Purchaser (as successor to the Company’s business) with any such vendor, advertiser, customer, supplier or distributor.

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Article 5

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS AND THE REPRESENTATIVE

The Representative, in its capacity as Sellers’ representative hereby makes the representations set forth in Section 5.1, 5.4 and 5.5, and each Seller, severally as to himself, herself or itself only and not jointly and severally or as to any other Seller, hereby represents and warrants, in each case, as of the date hereof and as of the Closing Date, to Purchaser as follows:

Section 5.1           Authority, Consents and Approvals, No Violations.

(a)          Such Person has the requisite power and authority or, with respect to individuals, the capacity, to execute and deliver this Agreement and the Ancillary Documents to which he, she or it is, or is specified to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which such Person is or is specified to be a party and the consummation of the transactions contemplated thereby will by the Closing) are duly authorized by all necessary action (corporate or otherwise) on the part of such Person, and no other actions (corporate or otherwise) on the part of such Person are necessary to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Person will be a party will by the Closing be) duly executed and delivered by such Person and constitutes a valid, legal and binding agreement of such Person (assuming that this Agreement has been and the Ancillary Documents to which such Person is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against such Person in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

(b)          Except as set forth on Schedule 5.1(b), assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which such Person is a party or the consummation by such Person of the transactions contemplated hereby or thereby. Neither the execution, delivery nor performance by such Person of this Agreement or the Ancillary Documents to which such Person is, or is specified to be, a party nor the consummation by such Person of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of such Person’s Governing Documents (if applicable), (ii) except as set forth on Schedule 5.1(b), result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Person is a party or by which the equity interests in the Company owned by such Person may be bound or affected, (iii) violate any Order or Applicable Law to which such Person or any of its properties, assets or equity interests in the Company is subject to or bound or (iv)  result in the creation of any Lien upon any of the equity interests in the Company owned by such Person.

Section 5.2           Ownership. Such Seller is the lawful owner, of record and beneficially, of the Interests in the Company listed opposite such Seller’s name on Schedule 4.2(a) and such Seller has good, valid and marketable title to such Interests, free and clear of any Liens. Upon delivery to Purchaser at the Closing of assignments with respect to the Interests in proper form for transfer, good, valid and marketable title to the Interests will pass to Purchaser, free and clear of any Liens. There are no Contracts between such Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Interests.

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Section 5.3           Seller Acknowledgment. Such Seller has carefully reviewed this Agreement and the Ancillary Documents, and, to the extent believed by such Seller to be necessary, has discussed with such Seller’s financial and legal advisors, the representations, warranties and agreements being made by such Seller herein, including Purchaser’s remedies against such Seller for any breach, inaccuracy or violation of such representations, warranties and agreements. After completing such review, consideration and consultation, such Seller understands the terms and conditions of this Agreement and the Ancillary Documents.

Section 5.4           Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Person.

Section 5.5           Litigation. There is no Proceeding pending or, to the Knowledge of such Person, threatened or under investigation, against or affecting such Person or such Person’s properties, assets or equity interests in the Company, nor, to the Knowledge of such Person, is there any reasonable basis therefor, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Article 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 6.1           Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Purchase and Sale.

Section 6.2           Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Purchaser is a party prior to Closing will be) duly authorized by all necessary action on the part of Purchaser and no other corporate actions on the part of Purchaser are necessary. This Agreement has been (and the Ancillary Documents to which Purchaser is a party prior to Closing will be) duly and validly executed and delivered by Purchaser and constitutes a valid, legal and binding agreement of Purchaser (assuming this Agreement has been and the Ancillary Documents to which Purchaser is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

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Section 6.3           Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5, and the Sellers’ and the Representative’s representations and warranties contained in Section 5.1(b), no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Purchaser or the Ancillary Documents to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for those set forth on Schedule 6.3. Neither the execution, delivery nor performance by Purchaser of this Agreement or the Ancillary Documents to which Purchaser is, or is specified to be, a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Purchaser’s Governing Documents, (b) except as set forth on Schedule 6.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, or (c) violate any Order or Applicable Law to which Purchaser or any of its properties or assets is subject to or bound, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.4           Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser any of its Affiliates for which Sellers or the Company may become liable.

Section 6.5          Financial Ability. Purchaser has the financial ability to consummate the transactions contemplated by this Agreement.

Section 6.6           Investment Intent. Purchaser is acquiring the Interests as an investment for its own account and not with a view to the distribution thereof. Purchaser shall not sell, transfer, assign, pledge or hypothecate any off the Interests in the absence of registration under, or pursuant to an applicable exemption from, Federal and applicable state securities laws.

Article 7
COVENANTS

Section 7.1           Conduct of Business of the Company. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall except as set forth on Schedule 7.1 or as consented to in writing by Purchaser, (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (c) not do any of the following:

(i)          take or omit to take any action that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

(ii)         declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities, except dividends or distributions by the Company solely in cash; provided, however, that in no event shall the Company be entitled to pay a cash dividend on, or make any other cash distribution in respect of, its equity securities, which would result in the Company, taken as a whole, having less than $50,000 in cash (excluding cash which comprises media spend overage) at the Closing;

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(iii)        reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its securities or effect any recapitalization, stock dividends, stock split or like change in its capitalization;

(iv)        acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person;

(v)         amend, extend, renew, enter into or terminate any Material Contract or Real Property Lease (or Contract that would be classified as a “Material Contract” or “Real Property Lease” if entered into prior to the date hereof), as applicable;

(vi)        except for (1) increases of less than 5% in the ordinary and regular course of its business consistent with past practices and past amounts in base compensation to the Company’s employees who are not executive officers as part of the Company’s compensation review process or (2) the adoption, amendment or termination of any Employee Benefit Plan as part of the Company’s annual benefit review process that is consented to by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (A) increase the compensation, bonus, pension, welfare, severance or other fringe benefits payable to any Person by more than 5% without Purchaser’s consent, (B) make any new equity awards to any Person, (C) pay or grant any severance, termination or change-of-control benefit to any Person, (D) adopt, amend or terminate any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect on the date hereof (unless such adoption or amendment is required to reflect applicable changes in the law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in the mandatory provisions, if any, of such Employee Benefit Plan, (F) change the manner in which contributions to Employee Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) make or forgive any loans to directors, members, managers, officers or employees of the Company (other than advances of expenses made in the ordinary course);

(vii)       amend or enter into a new collective bargaining agreement;

(viii)      incur or assume any Indebtedness, except current liabilities incurred in the ordinary course of business consistent with past practice;

(ix)         issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any equity interests or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

(x)          adopt any amendments to their respective Governing Documents;

(xi)         make, change or revoke any Tax election, adopt or change any accounting period or any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Closing and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Entity;

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(xii)        sell or otherwise dispose of any assets in excess of $50,000 in the aggregate or subject to any Lien any of its properties or assets, except for Permitted Liens;

(xiii)       except as contemplated by the transactions hereunder and approved by Purchaser, make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(xiv)      except as contemplated by the transactions hereunder and approved by Purchaser,write-down or write-up the value of any asset, or, other than in the ordinary course of business consistent with past practice, write-off any accounts receivable or notes receivable;

(xv)       accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or otherwise fail to pay accounts payable and other business obligations or to collect accounts receivable, in each case other than in the ordinary course of business consistent with past practice;

(xvi)      settle any Proceedings that, as a condition to such settlement, require payment in excess of $50,000 or result in any limitation of the conduct of the Company’s business;

(xvii)     make any capital expenditures, other than in the ordinary course of business consistent with past practice;

(xviii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, except for the transactions contemplated by this Agreement;

(xix)       incur or commit to any other obligations or liabilities other than in the ordinary course of business consistent with past practice not exceeding, individually or in the aggregate, $50,000;

(xx)        exercise any rights of renewal with respect to any Real Property Lease that by its terms would otherwise expire;

(xxi)       grant any licenses under any Company Intellectual Property rights, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;

(xxii)      fail to use commercially reasonable efforts to prevent any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage;

(xxiii)     cancel, surrender, allow to expire or fail to renew, any material Permits;

(xxiv)    materially change an existing line of business or enter into any new line of business; or

(xxv)     authorize, commit or agree to take or do, whether in writing or otherwise, any of the actions specified in this clause (c).

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Section 7.2           Tax Matters.

(a)          General.

(i)          Each Seller, severally and not jointly, based on each Seller’s Pro Rata Share, shall be liable for, pay (or caused to be paid) and indemnify and hold harmless the Purchaser Indemnitees from and against all Losses with respect to (A) Pre-Closing Taxes imposed on the Company and the Sellers (but as to the Sellers, limited to Pre-Closing Taxes attributable to the Company and the transactions contemplated hereby) and (B) the Taxes described in Section 7.2(a)(ii).

(ii)         All transfer taxes, recording fees and other similar Taxes (and any interest, penalties or additions to Tax with respect thereto) that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by the Agreement shall be paid by Sellers.

(iii)        The obligations of Sellers to indemnify and hold harmless Purchaser pursuant to this Section 7.2 shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

(iv)        Whenever Sellers shall be required to pay Purchaser or Purchaser shall be required to pay Sellers an amount pursuant to this Section 7.2, such payments shall be made no later than five (5) days after such payments are requested.

(b)          Tax Returns and Taxes. Sellers shall cause the Company to timely file all of its Tax Returns that are due on or prior to the Closing Date, and Sellers shall cause the Company to timely pay any Taxes shown to be due thereon. At least fifteen (15) days prior to filing any such Tax Return that is a non-income Tax Return (including, for the avoidance of doubt, any franchise Tax Return and any Tax Return relating to the margin Tax imposed by the State of Texas), the Company shall submit a copy of such Tax Return to Purchaser for Purchaser’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser and the Company shall timely file or cause to be timely filed all Tax Returns of the Company that are due after the Closing Date.

(c)          Tax Treatment.

(i)          Purchaser and Sellers acknowledge and agree that the Purchase and Sale of the Interests shall be treated for federal income Tax purposes and, as may be applicable, for state and local income Tax purposes, in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). Sellers shall cause a final IRS Form 1065 to be prepared and filed with respect to the Company consistent with such position and Purchaser agrees to cooperate reasonably in connection with such filing. Purchaser shall acquire the interests in the Company in a single entity notwithstanding any assignability provision hereof such as Section 12.1 so that the Company shall be deemed to have terminated for federal income tax purposes consistent with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). Purchaser and Sellers will file all Tax Returns in a manner consistent with such treatment, and will take no position inconsistent with such characterization for federal, state or local income Tax purposes, including in any audit, judicial or administrative proceeding.

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(ii)         Purchaser shall cause to be prepared, by the valuation firm customarily retained by Purchaser (the “Valuation Firm”), an allocation of the Consideration (plus all other relevant items) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) and to any covenants or agreements entered into in connection with the transactions contemplated by this Agreement (such allocation, the “Allocation Schedule”). The Representative shall have reasonable access to the Valuation Firm for purposes of providing information and other input regarding the preparation of the draft Allocation Schedule prior to the delivery of the Allocation Schedule. Purchaser shall deliver the draft Allocation Schedule to the Representative not later than five (5) days before the Closing Date for the Representative’s review and comments. Purchaser shall cause the Valuation Firm to consider in good faith all reasonable comments received from the Representative, and all comments accepted by the Valuation Firm shall be incorporated into the Allocation Schedule; provided, that it is understood that the Allocation Schedule shall be as finally determined by the Valuation Firm after the Closing subject to this Section 7.2(c)(ii). The Valuation Firm’s final determination shall reflect an allocation of the Final Consideration consistent with the foregoing after taking into account any post-Closing adjustment pursuant to Section 2.2(b)(ii). The allocation of any Contingent Payment shall be to goodwill, unless otherwise required by Applicable Law. Sellers, the Representative and Purchaser agree (A) to act in accordance with the Allocation Schedule in the preparation and filing of all Tax Returns (including, in the case of Purchaser, IRS Form 8594), and (B) not to take any position inconsistent therewith in the course of any Tax proceeding, unless required to do so by Applicable Law. If any Governmental Entity challenges any allocation in the Allocation Schedule, the Party first receiving notice of such challenge shall give the other Party prompt notice of such challenge, and Purchaser and the Representative shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the agreed-upon allocation.

(d)          Contests.

(i)          If (A) a Governmental Entity asserts a claim for Taxes against the Company (other than in any administrative proceeding that relates to a voluntary disclosure agreement or similar proceeding) and (B) Sellers could be responsible for any portion of those Taxes under Section 7.2(a)(i) or Section 10.2(a) (any such claim, a “Tax Claim”), then the Party hereto first receiving notice (whether directly, or indirectly through an Affiliate of such Party) of such Tax Claim shall promptly provide to Purchaser, the Company and the Representative written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity in respect of such Tax Claim; provided, however, that the failure of such Party to give such prompt and detailed notice shall not relieve the other Party of any of its obligations under this Section 7.2, except if and only to the extent that the other Party is actually and materially prejudiced thereby.

(ii)         Unless within thirty (30) days after the Representative receives notice of a Tax Claim (whether from a Governmental Entity or pursuant to this Section 7.2(d)), which relates solely to Taxes for which Sellers would be responsible under Section 7.2(a)(i) or Section 10.2(a), the Representative provides to Purchaser a written notice in which the Representative elects not to contest, and to control the defense or prosecution of, such Tax Claim, then, subject to the provisions of this Section7.2(d), the Representative shall have the exclusive right to defend or prosecute and the right to control, at the Sellers’ sole cost and expense, such Tax Claim by all appropriate proceedings as long as the Escrow Funds remaining in the Escrow Account exceed the amount of such Tax Claim. For any Tax Claim the defense or prosecution of which the Representative controls (a “Seller Controlled Proceeding”), (A) the Representative shall defend or prosecute the Tax Claim diligently and in good faith; (B) the Representative shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim that could reasonably be expected to adversely affect Purchaser or the Company; (C) the Representative shall inform Purchaser of all material developments and events relating to such Tax Claim (including providing to Purchaser copies of relevant portions of all written materials relating to such Tax Claim); (D) Purchaser shall cooperate, at Sellers’ cost, with the Representative and its representatives in good faith in order to contest effectively such Tax Claim; and (E) Purchaser or its authorized representative shall be entitled, at the expense of Purchaser, to attend and participate in, all conferences, meetings and proceedings relating to such Tax Claim. Purchaser shall be entitled to control the defense of all other Tax Claims of the Company.

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(e)          Cooperation. Purchaser and the Company shall reasonably cooperate with the Representative, at Sellers’ cost, in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes, and in allowing the Representative to review Tax Returns of the Company for Pre-Closing Tax Periods and Straddle Periods to determine or verify the proper amounts payable as refunds hereunder; provided, however, that the Sellers shall cause the final IRS Form 1065 to be prepared and filed with respect to the Company and Purchaser agrees to cooperate reasonably in connection with such filing. Such cooperation shall include the reasonable retention and the provision of copies of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Purchaser will, and will cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company and which relate to a Pre-Closing Tax Period (and, if notified in writing by another party, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity. All of such information provided pursuant to this Section 7.2(e) shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement. The Representative, Purchaser and the Company further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party hereto (including with respect to the transactions contemplated by this Agreement).

(f)          Closing Date. Except as reasonably contemplated as part of the Purchase and Sale (including the deemed liquidation of the Company and the Company’s status as a disregarded entity after giving effect to the Purchase and Sale), Purchaser shall take no action or make any election on the Closing Date with respect to the Tax status of the Company or the Tax attributes of the Company or the Partners, including (i) any election for the Company to be taxed as a corporation or (ii) any manipulation of the Company’s profits or losses that would have, or be reasonably expected to have, an adverse impact on the Partners.

Section 7.3           Access to Information. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall (i) provide to Purchaser and its authorized representatives during normal business hours reasonable access to all books, records, assets, properties and personnel of the Company (in a manner so as to not interfere with the normal business operations of the Company) and (ii) furnish as promptly as practicable to Purchaser and its authorized representatives any information concerning the Company that Purchaser may reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement.

Section 7.4           Efforts to Consummate. Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 8 ). Each of Purchaser and the Company shall use commercially reasonable efforts to notify and to obtain consents of all Governmental Entities as necessary or advisable to consummate the transactions contemplated by this Agreement. The terms of this Section 7.4 are subject to the provisions set forth in Section 7.1.

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Section 7.5           Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers and the Company shall not take, nor shall any Seller or the Company permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents or representatives to take, any action to solicit, encourage, initiate, engage in or continue discussions, negotiations or other communications with, provide any information to or otherwise cooperate in any way with, or accept any proposal or offer from, or enter into any agreement with any Person (other than Purchaser or its Affiliates) concerning (i) any direct or indirect purchase of the Company’s equity securities, (ii) any merger, consolidation, business combination, recapitalization, reorganization, sale of assets or similar transaction involving the Company, or (iii) any other transaction in lieu of or that conflicts with the transactions contemplated by this Agreement (each such transaction, an “Acquisition Transaction”). The Company shall notify Purchaser promptly, but in any event within twenty-four (24) hours, orally and in writing if any proposal, offer, inquiry or other contact with or by any Person with respect to an Acquisition Transaction, is made. Any such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of Purchaser.

Section 7.6           Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall use its commercially reasonable efforts to assist Purchaser, upon the reasonable request of Purchaser, in arranging meetings and facilitating access for Purchaser and its representatives and Affiliates with mutually agreed upon customers and suppliers of the Company. Purchaser shall not directly initiate any such meetings or access. Notwithstanding the foregoing, (i) once such mutual agreement is obtained with respect to a particular customer or supplier, Purchaser shall not be required to again obtain consent or mutual agreement for further meetings and access with such customer or supplier and (ii) no such consent or mutual agreement shall be required in the case of customers or suppliers that are also customers or suppliers of Purchaser or its Affiliates to the extent any such meeting or access does not cover the affairs of the Company.

Section 7.7           Employee Benefits Matters. If requested by Purchaser, the Company will adopt all necessary resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to the Closing Date (but such termination may be contingent upon the Closing). Immediately prior to any such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). In the event any 401(k) Plan is terminated, the Company shall provide Purchaser with a copy of resolutions duly adopted by the Company so terminating any such 401(k) Plan.

Section 7.8           Notification. From the date hereof until the Closing Date, each of the Company and the Sellers, on the one hand, and Purchaser, on the other hand, shall give prompt written notice to the other Parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such Party that is contained in this Agreement or any Ancillary Document to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time and (b) such Party to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any Ancillary Document.

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Section 7.9           Releases. Notwithstanding anything contained herein to the contrary, in consideration of the execution, delivery and performance by Purchaser of this Agreement, as of the Closing, each of the Sellers, on behalf of itself and its Affiliates (each, a “Releasing Party”) hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES the Company, Purchaser and each of their respective Affiliates, together with their respective past and present officers, directors, partners, members, trustees, employees, stockholders, agents, attorneys and representatives (each, a “Released Party”), from any and all Losses, liabilities, costs, expenses, claims, damages, actions, causes of action, or suits in law or equity, of whatever kind or nature that any Releasing Party ever had or may now have against any Released Party and that have accrued or arisen prior to the Closing, including those based on any fact or circumstance arising from such Seller’s past or current ownership, as applicable, of any Interests issued by the Company (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers, partners, members or stockholders), whether based on contract or any Applicable Law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction; provided, however, that nothing in this Section 7.9 shall or be deemed to release any rights or obligations of any Released Party or Releasing Party (i) for indemnification or contribution, in any Releasing Party’s capacity as an officer or director of the Company or the Company’s Governing Documents; (ii) under any then-existing insurance policy of the Company; (iii) as to accrued but unpaid benefits under any Employee Benefit Plan; (iv) as to any obligations or agreements relating to the employment of the undersigned by the Company; or (v) for amounts owed pursuant to, or other rights set forth in, this Agreement and any Ancillary Document.

Section 7.10         Resignation of Officers. The Company shall use its commercially reasonable efforts to obtain the resignations of (i) all of the officers of the Company listed on Schedule 7.10 effective as of the Closing, and (ii) such other officers of the Company as Purchaser designates to the Company in writing at least ten (10) days prior to the Closing, with all such resignations to become effective at the Closing, it being understood and agreed that, for purposes of the immediately preceding clauses (i) and (ii), in the case of any such officer, such resignation shall represent solely such Person’s resignation from his or her official officer capacity with the Company, and shall not otherwise affect such Person’s employment status with the Company, and shall not be deemed a breach or waiver by any such person of any rights under any employment or similar agreement to which such Person is a party.

Section 7.11         Non-Compete/Non-Solicit.

(a)          Until the seventh (7th) anniversary of the Closing Date, none of the Key Employee Sellers shall, and each of the Key Employee Sellers shall cause their respective Affiliates and representatives not to, (i) engage, either directly or indirectly, for his or its own account or solely or jointly for the benefit of others, in any business which competes with the business of the Company (a “Competing Business”); (ii) solicit, directly or indirectly, any Competing Business from any Person other than to or for the benefit of Purchaser or an Affiliate of Purchaser; (iii) invest, either directly or indirectly, in any Person engaged in any Competing Business; or (iv) divert, entice or otherwise take away from Purchaser the business or patronage of any client, or attempt to do so, in each case, it being understood that upon consummation of the transactions contemplated by this Agreement, the Company shall be an Affiliate of Purchaser; provided, that nothing contained in this Section 7.11 shall be deemed to prevent any Key Employee Seller or any Affiliate thereof from owning less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as such Key Employee Seller or Affiliate, as applicable, with such ownership interest does not have any active participation in the business or management of such entity). For the avoidance of doubt, if after the Closing the Company engages in business in a new industry or industries (each an “Overlap Industry”) that Inventia is permitted to use the Grant-Back License to engage in, then the Company engaging in business in such Overlap Industry shall not be deemed to result in the Key Employee Sellers being in violation of this Section 7.11(a).

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(b)          Without the prior written consent of Purchaser, for a period of three (3) years following the Closing:

(i)          none of the Key Employee Sellers shall, and each of the Key Employee Sellers shall cause their respective Affiliates and representatives not to, directly or indirectly, through any Person or contractual arrangement, solicit, recruit, employ or hire, directly or indirectly, any Person who at the time of the Closing is employed by or engaged to work for the Company or any of its Affiliates (“Company Employee”); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Employees or (B) such Key Employee Sellers from soliciting, recruiting or hiring any Company Employee who has ceased to be employed, engaged or retained by the Company or any of its Affiliates for at least twelve (12) months; and

(ii)         McCombs shall not, and shall cause its Affiliates and representatives not to, directly or indirectly, through any Person or contractual arrangement, solicit, recruit, employ or hire, directly or indirectly, any Person listed on Schedule 7.11(b)(ii) (each such employee, a “Specified Company Employee”); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Specified Company Employees or (B) McCombs from soliciting, recruiting or hiring any Specified Company Employee who has ceased to be employed, engaged or retained by the Company or any of its Affiliates for at least twelve (12) months.

(c)          Due to the irreparable injury and damage to Purchaser resulting from any Key Employee Seller’s violation of this Section 7.11 (or McCombs’ violation of Section 7.11(b)(ii)), Purchaser shall be entitled to specific performance and injunctive relief against the violation or breach, or attempted violation or breach, by any Key Employee Seller of this Section 7.11 (or McCombs’ violation of Section 7.11(b)(ii)) in addition to any remedy otherwise available to Purchaser, without the posting of any bond, and the Key Employee Sellers (or McCombs with respect to Section 7.11(b)(ii)) shall not contest the availability of any such remedy. If any court of competent jurisdiction shall hold that the restrictions contained in this Section 7.11 are unreasonable, such restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of said court, to make them reasonable.

Section 7.12         Confidentiality; Publicity.

(a)          The Parties acknowledge that the Company and Purchaser have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and the provisions of which are by this reference incorporated herein.

(b)          Without the consent of the Company, from and after the Closing, none of the Sellers or the Representative shall use or disclose to any Person, except as compelled by Applicable Law, any Confidential Information for any reason or purpose whatsoever, nor shall the Sellers or the Representative make use of any of the Confidential Information for his or its own purposes or for the benefit of any Person except for the Company and Purchaser and each of their respective Affiliates.

(c)          From and after the date hereof, no press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by the Company or the Sellers, on the one hand, or Purchaser, on the other hand, without the prior consent of Purchaser or the Representative, as the case may be, which consent shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law. On the Closing Date, the parties hereto shall issue a joint press release, which shall be reasonably acceptable to the Company, Purchaser and the Representative.

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(d)           Notwithstanding anything in this Section 7.12 or in the Confidentiality Agreement to the contrary, any Seller or the Representative shall be entitled to use any Confidential Information to the extent he or it reasonably determines to be necessary in order to enforce or exercise his or its rights or to comply with his or its obligations under this Agreement or any of the Ancillary Documents, or arising out of the consummation of the transactions contemplated hereby or thereby, including the disclosure of such Confidential Information to his or its advisors or representatives (who agree in writing to keep such Confidential Information confidential) in connection therewith; provided, however, that (i) in no event shall any Seller or the Representative publicly disclose any such Confidential Information and (ii) prior to including any such Confidential Information in a court filing, such Seller or the Representative shall (A) give Purchaser reasonable advance written notice of such action, (B) use his or its commercially reasonable efforts to have confidential treatment accorded to such information and (C) only disclose such Confidential Information in such court filing to the extent such disclosure is reasonably necessary to enforce or exercise his or its rights or to comply with his or its obligations under this Agreement or the Ancillary Documents.

Section 7.13         Waiver and Termination of Certain Agreements. On or prior to the Closing Date, the Company shall have delivered evidence satisfactory to Purchaser of the termination of all agreements set forth on Schedule 7.13, effective as of the Closing without any further action by the parties thereto or any further liability of the Company thereunder, except as required to effect the consummation of the transactions contemplated hereby and the obligations hereunder.

Section 7.14         Financial Statements and Reports. From the date hereof to the Closing Date, the Company shall furnish to Purchaser as soon as available monthly unaudited balance sheets and monthly income statements of the Company (all to be prepared in accordance with GAAP consistently applied except as specifically set forth on Schedule 7.14) showing its financial condition as of the close of such month and the results of operations during such month and for the elapsed portion of the Company’s fiscal year, in each case, setting forth comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

Section 7.15         Further Assurances. From time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the transactions contemplated by this Agreement.

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Section 7.16         Treatment of Company Employees.

(a)          As soon as practicable following the Closing, and for a period of one (1) year following the Closing (or until any earlier termination of employment), Purchaser covenants and agrees that it shall, or shall cause the Company or another Subsidiary or Affiliate of Purchaser to, provide to (i) each Continuing Employee (as defined below) with an opportunity to earn aggregate compensation (including stock awards) that is substantially similar to the sum of such Continuing Employee’s aggregate compensation with the Company on the date hereof, with the allocation between base compensation and bonus opportunity to be determined by Purchaser, and (ii) employee benefits to Continuing Employees at levels and on terms that are, in the aggregate, substantially similar to those of Purchaser’s employees with substantially similar experience, positions and ability, in each case as determined in Purchaser’s good faith discretion. Employees of the Company who are actively employed by the Company immediately prior to the Closing who continue their employment with Purchaser or any of its Subsidiaries or Affiliates (including the Company) immediately following the Closing Date are referred to herein as “Continuing Employees.” With respect to each benefit plan maintained by Purchaser in which any Continuing Employees will participate after the Closing Date, Purchaser shall, or shall cause the Company or another Subsidiary or Affiliate of Purchaser to recognize all service of such Continuing Employees with the Company for purposes of eligibility and participation to the extent permitted by the terms of each benefit plan and, in the case of any benefit plan maintained by Purchaser that provides vacation benefits or any other form of paid time-off benefits (excluding severance benefits, if any), for purposes of benefit accrual (except to the extent it would result in a duplication of benefits). To the extent Purchaser is permitted by Applicable Law and the terms of the applicable benefit plan, Purchaser shall, or shall cause the Company or another Subsidiary or Affiliate of Purchaser to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to such employees under any benefit plan maintained by Purchaser that is a welfare benefit plan in which such employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for such employees immediately prior to the Closing Date.

(b)          This Section 7.16 shall not create upon any Company employee or any other individual any right to continued employment or service with Purchaser or its Subsidiaries or Affiliate (including the Company) or any obligation to establish or maintain any benefit plan for any length of time.  After the Closing Date, nothing contained in this Section 7.16 shall interfere with the right of Purchaser or any of its Subsidiaries or Affiliates to amend, modify or terminate any employee benefit plan, program or practice or terminate the employment of any Continuing Employee or other employee of Purchaser or its Subsidiaries or Affiliates. Nothing in this Section 7.16 is intended to or shall (i) confer any third party beneficiary rights upon the Continuing Employees or any other current or former employees, officers or directors of the Company (or any beneficiary or dependents thereof) or (ii) amend in any way the terms of any Employee Benefit Plan or other benefit plan.

Article 8
CONDITIONS TO CONSUMMATION OF THE PURCHASE AND SALE

Section 8.1           Conditions to the Obligations of the Company and Purchaser. The obligations of the Company and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a)          all authorizations, consents, orders or approvals of, or material declarations or filings with or expiration or termination of waiting periods imposed by, any Governmental Entity pursuant to Applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred; and

(b)          no Applicable Law, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect.

Section 8.2           Other Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Purchase and Sale are subject to the satisfaction or, waiver by Purchaser of the following further conditions:

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(a)          each of the (i) Fundamental Representations of the Sellers, the Company or the Representative shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), (ii) representations and warranties of the Sellers, the Company or the Representative contained in this Agreement (other than the Fundamental Representations) that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) and (iii) representations and warranties of the Sellers, the Company or the Representative contained in this Agreement (other than the Fundamental Representations) that are not qualified as to materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date);

(b)          the Company, the Representative and the Sellers shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by the Company, the Representative and the Sellers under this Agreement on or prior to the Closing Date;

(c)          except as set forth on Schedule 8.2(c), since the date of this Agreement, there shall not have occurred or exist a Company Material Adverse Effect;

(d)          prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Purchaser:

(i)          a certificate of the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied;

(ii)         a certificate, dated as of the Closing Date, signed by the General Partner of the Company and (x) certifying (A) that the Governing Documents of the Company (copies of which shall be attached to the certificate) are all true, complete and correct in all respects and remain unamended and in full force and effect, (B) that a written consent of the General Partner and the Limited Partners (a copy of which shall be attached to the certificate), in their capacities as Partners and as members of the limited liability company to be formed in connection with the Conversion, duly authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby has been executed and (C) that the Certificate of Conversion, the Certificate of Formation and the Plan of Conversion with respect to the Conversion have been executed and filed with the Secretary of State of the State of Texas, as applicable and (y) attaching evidence from the Secretary of State of the State of Texas that the documents referred to in the preceding clause (x)(C) have been accepted by the Secretary of State of the State of Texas and are effective;

(iii)        true, correct and complete copies of duly executed written resignations of each of the officers of the Company listed on Schedule 7.10 and, if any, designated by Purchaser in accordance with Section 7.10; and

(iv)        a certificate of non-foreign status from each Seller in form and substance reasonably satisfactory to Purchaser in compliance with Section 1.1445-2(b)(2) of the Treasury Regulations;

(e)          prior to or at the Closing, the Company, the Representative and the Sellers shall have delivered, or caused to be delivered, to Purchaser the intellectual property inventions assignment agreement, in the form attached hereto as Exhibit E, duly executed by each of the Key Employees;

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(f)          each Ancillary Document shall have been executed by the parties thereto (other than Purchaser) and delivered to Purchaser;

(g)          with respect to each Debt Payoff Recipient, (i) the Company shall have received and provided Purchaser with a copy of customary pay-off letter(s) and all releases or satisfactions of all applicable Liens, each in a form reasonably acceptable to Purchaser from such Debt Payoff Recipient and (ii) no such Debt Payoff Recipient that is a secured creditor shall have taken any action (or if taken, such action shall have been fully rescinded and annulled prior to the Closing) to seize or foreclose on any collateral securing the Indebtedness owed to such Debt Payoff Recipient;

(h)          the Company shall have delivered to Purchaser consents to the transactions contemplated hereby set forth on Schedule 8.2(h)(i) and all of the notices set forth on Schedule 8.2(h)(ii) shall have been properly given and the notice period required thereunder shall have expired and the Company shall have delivered to Purchaser evidence thereof, in each case, in form and substance reasonably satisfactory to Purchaser; and

(i)          prior to the Closing, each of the Company and Inventia shall have executed and delivered to Purchaser the Grant-Back License;

(j)          each of the items and documents set forth in Section 3.2(c) shall have been delivered to Purchaser by the Sellers.

Section 8.3         Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Purchase and Sale are subject to the satisfaction or waiver by the Company and the Representative of the following further conditions:

(a)          The representations and warranties of Purchaser set forth in Article 6 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to a specified date, in which case such representatives and warranties shall be true and correct as of the specified date); provided, however, that for purposes of this Section 8.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(b)          Purchaser shall have performed and complied in all material respects with all covenants required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date;

(c)          prior to or at the Closing, Purchaser shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:

(i)          a certificate of an authorized officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied;

(d)          prior to or at the Closing, Purchaser shall have delivered (i) employment offer letters in Purchaser’s customary form to each of the Key Employees; (ii) stock option grant agreements in Purchaser’s customary form to each of the Key Employees; and (iii) a copy of the letters to certain employees of the Company as more fully described in Schedule 8.3(d)(iii) in Purchaser’s customary form.

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(e)          the Ancillary Documents shall have been executed by each party thereto (other than the Company, Sellers and the Representative) and delivered to the Company.

Article 9
TERMINATION

Section 9.1          Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Purchaser and the Company;

(b)          by Purchaser, if the Company, the Sellers or the Representative shall have breached in any material respect any of the representations or warranties of the Company, the Sellers or the Representative (as applicable) set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if the Company, the Sellers or the Representative (as applicable) has failed to perform any covenant or agreement on the part of the Company, the Sellers or the Representative (as applicable) set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within twenty (20) days after written notice thereof is delivered to Representative; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Purchaser is then in material breach of this Agreement;

(c)          by the Company, if Purchaser shall have breached in any material respect any of the representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if Purchaser has failed to perform any covenant or agreement on the part of Purchaser set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within twenty (20) days after written notice thereof is delivered to Purchaser; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if any Seller, the Representative or the Company is then in material breach of this Agreement;

(d)          by either Purchaser or by the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is six (6) months after the date hereof (the “Termination Date”); provided, however, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article 8, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d);

(e)          by either Purchaser or by the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have complied with its obligations under Section 7.4 to remove such Order; or

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(f)          by the Representative, if: (i) all conditions in Article 8 shall have been and remain satisfied (or waived by the Party entitled to the benefit thereof) (excluding conditions that, by their terms, are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing)(the date of such satisfaction of all conditions in Article 8, the “Conditions Date”); (ii) the Company, the Sellers and the Representative stood ready, willing and able to consummate the Closing on and after the Conditions Date; and (iii) Purchaser shall have failed to consummate the Closing within ten Business Days after the later to occur of (x) the Conditions Date and (y) October 1, 2012; provided, however, that such ten Business Day period shall be tolled and extended for any period of time during which any force majeure event exists which prevents or impedes the consummation of the Closing.

Section 9.2          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this entire Agreement shall forthwith become void and of no further force and effect and all rights and obligations of any Party hereto shall cease with the exception of the provisions of this Section 9.2, Article 11, Article 12 and the last sentence of Section 7.3 (and any defined terms associated therewith), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing, nothing in this Article 9 shall be deemed to release, or limit the liabilities of, any Party from any liability for any willful breach by such Party of any representation, warranty or covenant contained in this Agreement.

Article 10
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

Section 10.1        Survival of Representations and Covenants. The representations and warranties of the Parties contained in this Agreement, or in any certificate delivered pursuant to Section 8.2(d)(i) or Section 8.3(c)(i), shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the “Release Date”), except that (a) the representations and warranties contained in Sections 4.1(a) (first sentence) (Organization), 4.2 (Capitalization of the Company), 4.3 (Authority), 4.5 (Consents and Approvals; No Violations), 4.16 (Brokers), 5.1 (Authority, Consents and Approvals, No Violations), 5.2 (Ownership), 5.4 (Brokers), 6.2 (Authority), 6.3 (Consents and Approvals; No Violations) and 6.4 (Brokers), shall survive indefinitely (such representations and warranties collectively referred to as the “Fundamental Representations”), (b) the representations and warranties contained in Section 4.10 (Employee Plans), Section 4.11 (Environmental Matters) and Section 4.15 (Tax Matters) shall survive until sixty (60) days after any claims based on such sections are barred by the applicable statute of limitations (such representations and warranties being collectively referred to as the “Limitations Representations”), and (c) the representations and warranties contained in Section 4.12 (Intellectual Property) shall survive the Closing and continue in effect until the three (3)-year anniversary of the Closing Date (such representations and warranties being collectively referred to as the “IP Representations”). All representations and warranties of the Parties contained herein (other than the Fundamental Representations and the IP Representations) are collectively referred to as the “Non-Fundamental Representations”. All covenants and agreements set forth herein requiring performance shall survive the Closing in accordance with their respective terms and shall survive indefinitely if no term is specified.

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Section 10.2        General Indemnification.

(a)          Subject to the other provisions of this Article 10, each Seller shall, severally but not jointly based on each Seller’s Pro Rata Share, indemnify, defend and hold each of Purchaser and the Company and their respective officers, directors, employees, partners, stockholders, Affiliates, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Purchaser Indemnitee”) harmless from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred that arise out of or result, directly or indirectly, from: (i) any breach of any representation or warranty made by the Company, the Sellers or the Representative (A) contained in this Agreement or (B) in any certificate or other instrument or document delivered by the Company to Purchaser pursuant to this Agreement (provided that for the purposes of the foregoing clause (i), qualifications as to materiality, Company Material Adverse Effect or other qualifiers of similar import contained in such representations and warranties (x) shall not be given effect for purposes of calculating any Losses for all such representations and warranties other than in Section 4.12 and (y) shall not be given effect for determining whether a breach has occurred of or for purposes of calculating any Losses for the representations and warranties in Section 4.12), (ii) any breach by the Sellers, the Company or the Representative of any of their respective covenants or agreements contained herein, (iii) any and all Losses with respect to Pre-Closing Taxes of the Company, (iv) any claims by any Person after the Closing for payment relating to equity securities of the Company immediately prior to the Closing, (v) any Indebtedness of the Company that is not included in Closing Indebtedness, and (vi) any Seller Expenses not taken into account in the Estimated Consideration or the Final Consideration.

(b)          Subject to the other provisions of this Article 10, Purchaser shall, and shall cause the Company to, indemnify, defend and hold each Seller and their respective Affiliates, officers, directors, employees, partners, stockholders, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Seller Indemnitee”) harmless from any Loss incurred that arises out of or results, directly or indirectly, from (i) any breach of any representation or warranty made by Purchaser (A) contained in this Agreement or (B) in any certificate or other instrument or document delivered by Purchaser to the Company or the Representative pursuant to this Agreement, and (ii) any breach by Purchaser of any of its covenants or agreements contained herein.

(c)          The obligations to indemnify and hold harmless pursuant to this Section 10.2 shall survive the consummation of the transactions contemplated hereby for the applicable periods set forth in Section 10.1, except for claims for indemnification asserted prior to the end of an applicable period (which claims shall survive until final resolution thereof).

Section 10.3        Inter-Party Claims. In order for a Purchaser Indemnitee or a Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 10, the Indemnified Party shall provide the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) a Notice of Claim promptly after occurrence of the event giving rise to such Indemnified Party’s claim for indemnification; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent (and only to the extent) the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Article 12.

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Section 10.4        Third Party Claims.

(a)          If a claim, action, suit or proceeding (other than a claim, action, suit or proceeding with respect to Taxes, which shall be governed by Section 7.2(d)), by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made against an Indemnified Party, and if such Person intends to seek indemnity with respect thereto under this Section 10.4(a), such Indemnified Party shall promptly give a Notice of Claim to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent (and only to the extent) that the Responsible Party is actually prejudiced thereby. Purchaser shall determine and conduct the defense or settlement of any Third Party Claim, and the reasonable, out-of-pocket costs and expenses incurred by Purchaser in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) shall be included in the Losses for which Purchaser may seek indemnification pursuant to a claim for indemnification made by any Purchaser Indemnitee hereunder. The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Purchaser Indemnitee, and the Purchaser Indemnitee shall provide the Representative the opportunity to participate in, but not to determine or conduct, any defense of any Third Party Claim or settlement negotiations with respect to any Third Party Claim, all at the sole expense of the Representative. No settlement of any Third Party Claim with any third party claimant shall be determinative of the existence of or amount of Losses relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)          All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 10.5        Limitations on Indemnification Obligations.

(a)          The rights of the Purchaser Indemnitees to indemnification pursuant to the provision of Section 10.2(a)(i) are subject to the following limitations:

(i)          the Purchaser Indemnitees shall not be entitled to recover Losses for claims made with respect to breaches of the Non-Fundamental Representations (other than breaches of the Limitations Representations or the representations and warranties in Section 4.8, Losses with respect to which shall not be subject to the limitation in this Section 10.5(a)(i)) and the IP Representations pursuant to Section 10.2(a)(i) until the total amount which the Purchaser Indemnitees would recover under Section 10.2(a)(i) exceeds $400,000 (the “Deductible”), in which case the Purchaser Indemnitees shall be entitled to recover the aggregate amount of all such Losses in excess of the Deductible;

(ii)         the Purchaser Indemnitees shall be entitled to recover Losses for claims made with respect to breaches of (A) Non-Fundamental Representations (other than breaches of the Limitations Representations, Losses with respect to which shall not be subject to the limitation in this Section 10.5(a)(ii)) pursuant to Section 10.2(a)(i) only up to the Escrow Amount; and (B) the IP Representations only up to thirty-five percent (35%) of the aggregate of the Final Consideration and any Contingent Payments, provided that with respect to claims made for breaches of the IP Representations after the Release Date, only with respect to an amount up to the Release Amount; and

(iii)        in connection with any claim for indemnification pursuant to Section 10.2(a)(i), each Seller shall only be severally liable for his or its Pro Rata Share of any Losses (individually or in the aggregate), but not to exceed his or its Pro Rata Share of the Final Consideration and any Contingent Payments; provided, that (A) with respect to the Non-Fundamental Representations (other than the Limitations Representations), no Seller shall be responsible for aggregate Losses in excess of his or its Pro Rata Share of the Escrow Amount, and (B) with respect to the IP Representations, no Seller shall be responsible for aggregate Losses in excess of his or its Pro Rata Share of the amount equal to thirty-five percent (35%) of the aggregate of the Final Consideration and any Contingent Payments; provided that with respect to claims made after the Release Date for breaches of the IP Representations, no Seller shall be responsible for aggregate Losses in excess of his or its Pro Rata Share of the Release Amount; provided, further, that with respect to a breach of a representation or warranty contained in Article 5 (Representations and Warranties of the Sellers and the Representative) by a particular Seller, only such particular Seller shall be liable for Losses arising in connection with such breach, and the parties agree that no other Seller shall be liable hereunder for such breach.

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(b)          In connection with any claim for indemnification by a Purchaser Indemnitee pursuant to Section 10.2(a), other than pursuant to Section 10.2(a)(i), or any claim for fraud, intentional misrepresentation or willful breach with respect to a representation or warranty made by the Company (except to the extent such Seller or the Representative had knowledge of or participated in such fraud, intentional misrepresentation or willful breach), the Sellers or the Representative pursuant to this Agreement, each Seller shall only be severally liable for his or its Pro Rata Share of any Losses (individually or in the aggregate), but not to exceed his or its Pro Rata Share of the Final Consideration and any Contingent Payments.

(c)          The Seller Indemnitees shall not be entitled to indemnification under Section 10.2(b)(i) to recover Losses (i) until the total amount of Losses the Seller Indemnitees would recover would exceed an amount equal to the Deductible, in which case the Seller Indemnitees shall be entitled only to recover Losses in excess of such amount; and (ii) in excess of an amount equal to the Escrow Amount.

(d)          The amount of any Losses for which indemnification is sought pursuant to Section 10.2 shall be reduced by (i) the amount of any insurance proceeds actually recovered by the Indemnified Parties, (ii) indemnity or contribution amounts actually recovered by any Indemnified Party from third parties (other than Purchaser or the Company), in each case with respect to such Losses, and (iii) the value of any Tax benefit actually recognized by the Indemnified Party as a result of any such Losses.

Section 10.6        Limitation on Damages. Except as set forth in Section 10.2(a) (including as is set forth in the definition of Losses), after the Closing, no party hereto shall be liable for any punitive, special, consequential, incidental, indirect, exemplary or remote damages, lost profits, diminution in value or Losses based thereon (other than those required to be paid to a third party as part of a Third Party Claim).

Section 10.7        Exclusive Remedy; Right of Set-Off. Except (i) in the case of fraud, intentional misrepresentation or willful breach, (ii) with respect to the matters covered by Section 2.2(b) or Section 7.2 or Section 7.11 and (iii) in the case where a party seeks to obtain specific performance of any term or provision of this Agreement, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article 10 shall be the exclusive remedy for the Parties with respect to Section 10.2(a)(i) of this Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to set off any Losses of the Purchaser Indemnities for which indemnification is available under Article 10 against any amounts payable to the Sellers pursuant to this Section 2.6 only to the extent the Escrow Amount is insufficient to satisfy such Losses.

Section 10.8        Manner of Payment; Escrow.

(a)          Any indemnification of the Purchaser Indemnitees or the Seller Indemnitees pursuant to this Article 10 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within fifteen (15) days after the determination thereof; provided, however, that (i) any indemnification owed by Sellers to the Purchaser Indemnitees pursuant to Section 10.2(a)(i) (other than with respect to Losses related to breaches of Fundamental Representations and the Limitations Representations and with respect to Losses related to breaches of the IP Representations prior to or on the Release Date), shall be satisfied solely from the remaining portion of the Escrow Amount, and (ii) any indemnification owed by the Sellers to the Purchaser Indemnitees pursuant to Section 10.2(a)(i) with respect to Losses related to breaches of Fundamental Representations and the Limitations Representations and with respect to Losses related to breaches of the IP Representations prior to or on the Release Date shall be satisfied first from the remaining portion of the Escrow Amount and thereafter by the Sellers directly.

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(b)          Subject to Section 11.1(e), any funds remaining in the Escrow Account as of the Release Date (other than the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made and not fully resolved prior to such date) (the “Release Amount”) shall be released to the Sellers.

(c)          The Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided herein. Except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Applicable Law), the Purchaser shall be treated as the owners of the Escrow Account for all Tax purposes. In no event shall any Party notify the Escrow Agent that the Closing has occurred until the Closing has occurred.

Section 10.9       Tax Classification of Indemnification Payments. Notwithstanding any other provision of this Agreement, all indemnification payments made pursuant to this Agreement shall be increased to take account of any Tax costs to the Indemnified Party associated with such indemnification payments (grossed up for such increase). The parties hereto agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the purchase price for all tax purposes, except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Applicable Law).

Section 10.10       Right to Indemnification Not Affected by Knowledge. The right to indemnification and payment of Losses based on any breach of representations, warranties or covenants will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations.

Section 10.11       No Contribution. No Seller or Seller Indemnitee or any of their respective employees or agents shall have any right of contribution, right of indemnity or other right or remedy against the Company, or any of its Affiliates, successors or assigns, in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement, it being understood and agreed that the representations, warranties, covenants and agreements of the Company are solely for the benefit of Purchaser and the Purchaser Indemnitees.

Section 10.12       Duty to Mitigate. The Parties agree that if there is any breach giving rise to an indemnification obligation under this Article 10, Purchaser and the Sellers shall take and cause their respective Affiliates (including the Company) to take, or cooperate with the other Party, if so requested, in order to take, all commercially reasonable measures to mitigate the consequences of the related breach.

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Article 11
REPRESENTATIVE OF SELLERS

Section 11.1        Authorization of Representative.

(a)          The Sellers irrevocably appoint, authorize and empower Stuart Lloyd, to act as a Representative, for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)          to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)         to execute and deliver such waivers, modifications, amendments and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)        to collect and receive all moneys and other proceeds and property payable to the Representative or the Sellers from Purchaser or the Escrow Account as described herein to authorize payment to Purchaser or any Purchaser Indemnitee out of the Escrow Funds in satisfaction of claims by such Persons, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay the same to each of the Sellers to the extent of such Seller’s Pro Rata Share;

(iv)        as the Representative, to enforce and protect the rights and interests of the Sellers (including the Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article 10 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement or this Agreement, including actions in connection with the determination of the Estimated Consideration and the Final Consideration (and the resolution of any working capital disputes) for and on behalf of Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Purchaser or the Company, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Purchaser, the Company and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Company or any other Person, or by any federal, state or local Governmental Entity against the Representative or any of Sellers, the Escrow Funds, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement and/or the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

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(v)         to refrain from enforcing any right of any Seller or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the Representative; and

(vi)        to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)          All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date or any termination of this Agreement or the Escrow Agreement.

(c)          Purchaser and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon Sellers.

(d)          The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Purchase and Sale.

(e)          The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers on whose behalf the Escrow Amount was contributed to the Escrow Account shall indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative and expenses incurred pursuant to Section 2.2(b)(ii) and Section 2.6 above (“Representative Expenses”). If any funds are remaining in the Escrow Account following the Release Date (other than the aggregate amount claimed by the Purchaser Indemnitees for Losses pursuant to claims made and not fully resolved prior to such date), the Representative shall have the right to recover the Representative Expenses from any such remaining funds comprising the Escrow Funds prior to any distribution to the Sellers pursuant to Section 10.8(b), and prior to any such distribution, shall deliver to Purchaser and the Escrow Agent a certificate setting forth the Representative Expenses actually incurred. Upon receipt of such certificate, Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay such Representative Expenses to the Representative.

(f)          Purchaser hereby agrees to reasonably cooperate with and make available to the Representative such books, records and data reasonably related to an indemnification claim and shall permit reasonable access during normal business hours to Purchaser’s and the Company’s facilities and personnel as may reasonably be required in connection with any claim for indemnification by any Purchaser Indemnitee under this Article 10 and any other reasonable matters arising in connection with the discharge of the Representative’s duties under this Agreement and under the Escrow Agreement.

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(g)          Any resignation by the Representative shall not be effective until a new Representative shall be appointed by the holders of a majority in interest of the Escrow Funds, and have confirmed his, her or its acceptance of such appointment in writing to Purchaser.

Article 12
MISCELLANEOUS

Section 12.1       Entire Agreement; Assignment. This Agreement (including the Schedules, the Ancillary Documents and the Confidentiality Agreement) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Purchaser and the Representative; provided, Purchaser may assign this Agreement or any rights or obligations hereunder to any of its Affiliates; provided, further, that any assignment pursuant to the preceding proviso shall not relieve Purchaser of any obligation under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.1 shall be void.

Section 12.2       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile, E-mail or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by facsimile, by electronic mail or one day after being sent by overnight courier, to the other parties hereto as follows:

To Purchaser (and also, following the Closing, to the Company):

DealerTrack, Inc.

1111 Marcus Avenue, Suite M04

Lake Success, New York 11042

Attention:	Gary Papilsky
Facsimile:	(516) 908-4958
E-mail:	gary.papilsky@dealertrack.com

with a copy (which shall not constitute notice to Purchaser) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention:	Paul S. Scrivano, Esq.
Facsimile:	(212) 326-2061
E-mail:	pscrivano@omm.com

To the Company (prior to the Closing) and the Representative:

ClickMotive, LP

1255 West 15th Street, Suite 900

Plano, Texas 75075

Attention:	Stuart Lloyd
Facsimile:	(214) 291-9991
E-mail:	slloyd@clickmotive.com
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with a copy (which shall not constitute notice to the Company) to:

Munck Wilson Mandala, LLP

600 Banner Place Tower

12770 Coit Road

Dallas, Texas 75251

Attention:	Lawrence B. Mandala
Facsimile:	(972) 628-3613
E-mail:	lmandala@munckwilson.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 12.3         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

Section 12.4         Fees and Expenses. (a) Except as otherwise set forth in this Agreement, whether or not the Purchase and Sale is consummated, all fees and expenses incurred in connection with the Purchase and Sale, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.

(b) If this Agreement is terminated by the Representative pursuant to Section 9.1(f), then Purchaser shall instruct the Escrow Agent to release the Escrow Amount to the Sellers within five Business Days of such a termination of this Agreement pursuant to Section 9.1(f). Notwithstanding anything to the contrary in this Agreement, the release of the Escrow Amount to the Sellers shall constitute liquidated damages to and be the sole and exclusive remedy of the Company, the Sellers and the Representative in the event this Agreement is terminable or terminated pursuant to Section 9.1(f), and from and after such release of the Escrow Amount to the Sellers, Purchaser and its Affiliates shall have no further liability or obligation in connection with this Agreement or the termination contemplated by Section 9.1(f).

Section 12.5         Construction; Interpretation. The term “this Agreement” means this Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”; (v) the word “will” shall be construed to have the same meaning as the word “shall”; (vi) the phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”; and (vii) the term “or” shall not be exclusive.

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Section 12.6         Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 12.7         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Article 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.8         Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 12.9         Amendment. Prior to the Closing, subject to Section 12.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Purchaser and either the Company or the Representative (on behalf of the Sellers). After the Closing, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Purchaser and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 12.9 shall be void.

Section 12.10         Extension; Waiver. At any time prior to the Closing, the Company or the Representative (in each case, on behalf of itself and Sellers) may (a) extend the time for the performance of any of the obligations or other acts of Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document, certificate or writing delivered by Purchaser pursuant hereto or (c) waive compliance by Purchaser with any of the agreements or conditions contained herein. At any time prior to the Closing, Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Company or Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Sellers contained herein or in any document, certificate or writing delivered by the Company or Sellers pursuant hereto or (iii) waive compliance by the Company and Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.11         Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.12         Waiver of Jury Trial; Specific Performance. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. PURCHASER SHALL BE ENTITLED TO PURSUE EQUITABLE RELIEF, INCLUDING THE REMEDY OF SPECIFIC PERFORMANCE, WITH RESPECT TO ANY BREACH OR ATTEMPTED BREACH OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

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Section 12.13     Jurisdiction and Venue. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT.

Section 12.14     Attorneys’ Fees. Except as otherwise provided herein, if any legal action or other legal proceeding relating to the Purchase and Sale or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

Section 12.15     No Other Representations or Warranties.

(a)          Except for the specific representations and warranties expressly made by the Company in Article 4 and the Sellers in Article 5, (i) neither the Company nor any Seller is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, or its business, properties or assets, or any Seller and (b) no Partner, officer, employee, agent, representative or Affiliate of the Company or any Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or in any certificate or other instrument or document delivered by the Company to Purchaser pursuant to this Agreement and subject to the limited remedies herein provided. Purchaser is acquiring the Interests subject only to the specific representations and warranties contained in Article 4 and Article 5, as further limited by the specifically bargained-for exclusive remedies as set forth in this Agreement. In addition, the Company and each Seller disclaims any representation or warranty in respect of the Company, or its business, properties or assets, or any Seller made by any Person that is not contained in Article 4 or Article 5.

(b)          Except for the specific representations and warranties expressly made by Purchaser in Article 6, (i) Purchaser is not making and has not made any representation or warranty, express or implied, at law or in equity, in respect of Purchaser and (b) no director, officer, employee, agent, representative or Affiliate of Purchaser has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or in any certificate or other instrument or document delivered by Purchaser to the Company pursuant to this Agreement and subject to the limited remedies herein provided. The Sellers are selling the Interests subject only to the specific representations and warranties contained in Article 6, as further limited by the specifically bargained-for exclusive remedies as set forth in this Agreement. In addition, Purchaser disclaims and does hereby disclaim any representation or warranty in respect of Purchaser made by any Person that is not contained in Article 6.

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(c)          For purposes of this Agreement and the transactions contemplated hereby, Purchaser, the Company and Sellers acknowledge and agree that in connection with the transactions contemplated hereby, Purchaser has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the Company and no representation or warranty is being made by or on behalf of the Company with respect to such matters.

Section 12.16     Acknowledgement Regarding Munck Wilson Mandala, LLP. Purchaser, on behalf of itself and its respective successors and assigns, and on behalf of the Company following the Closing, acknowledges and agrees that Munck Wilson Mandala, LLP shall not be prohibited from representing the Representative or the Sellers after the Closing in a manner adverse to the Purchaser or the Company, and the Purchaser hereby waives any conflict of interest that might be deemed to apply as a result of Munck Wilson Mandala, LLP’s prior representation of the Company.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

PURCHASER:

DEALERTRACK, INC.

By:	/s/ Mark F. O’Neil
Name: Mark F. O’Neil
Title: President and Chief Executive Officer

COMPANY:

CLICKMOTIVE, LP

By:	CM General, LLC, its general partner

By:	/s/ Stuart Lloyd
Name: Stuart Lloyd
Title: Chief Executive Officer

GENERAL PARTNER:

CM GENERAL, LLC

By:	/s/ Stuart Lloyd
Name: Stuart Lloyd
Title: Chief Executive Officer

Signature Page - Purchase Agreement

REPRESENTATIVE:

/s/ Stuart Lloyd
Name: Stuart Lloyd

LIMITED PARTNERS:

/s/ Stuart Lloyd
Name: Stuart Lloyd

/s/ Ray Myers
Name: Ray Myers

/s/ Timothy Clay
Name: Timothy Clay

/s/ Colin Carter
Name: Colin Carter

McCombs Family Partners LTD

By:	McCombs Family Partners GP, LLC,
its general partner

By:	/s/ Steve Cummings
Name: Steve Cummings
Title: Secretary

Signature Page - Purchase Agreement